Exhibit 99.11
ESCROW AND CUSTODY AGREEMENT
DATED 17 JUNE 2020

Between

ALFA TELECOM TURKEY LIMITED

and

IMTIS HOLDINGS S.À R.L.

and

TELIA FINLAND OYJ

and

TVF BİLGİ TEKNOLOJİLERİ İLETİŞİM HİZMETLERİ YATIRIM SANAYİ VE TİCARET A.Ş.

and

CUKUROVA TELECOM HOLDINGS LIMITED

and

TURKCELL HOLDİNG A.Ş.

and

CITIBANK, N.A., LONDON BRANCH
as Escrow Agent

THIS ESCROW AND CUSTODY AGREEMENT (this “Agreement”) is dated 17 June 2020.
BETWEEN:
(1)
ALFA TELECOM TURKEY LIMITED, a company incorporated and existing under the laws of the British Virgin Islands (registration number 1000502), whose registered office is at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands (“ATTL”);

(2)
IMTIS HOLDINGS S.À R.L., a company incorporated and existing under the laws of Luxembourg (registration number B244621), whose registered office is at 19 rue de Bitbourg, L-1273, Luxembourg (“IMTIS Holdings”);

(3)
TELIA FINLAND OYJ, a company incorporated and existing under the laws of Finland, established at Helsinki (Finland), having its place of business at Pasilan asema-aukio 1 00520 Helsinki, Finland, registered with the National Board of Patents and Registration, the Trade Register System in Helsinki (Finland) under business ID number 1475607-9  (“Telia Finland”);

(4)
TVF BİLGİ TEKNOLOJİLERİ İLETİŞİM HİZMETLERİ YATIRIM SANAYİ VE TİCARET A.Ş., a company incorporated and existing under the laws of the Republic of Turkey (registration number 247146-5), whose registered office is at Ortaköy Mahallesi, Muallim Naci Cad. Vakıfbank Apt. No:22, Beşiktaş, İstanbul (“TVF BTIH”), which expression shall include any successor (whether through merger, reconstruction or otherwise);

(5)
CUKUROVA TELECOM HOLDINGS LIMITED, a company incorporated and existing under the laws of the British Virgin Islands (registration number 1000030), whose registered office is at Craigmuir Chambers, P.O. BOX 71, Road Town, Tortola, British Virgin Islands (“CTH”);

(6)
TURKCELL HOLDİNG A.Ş., a company incorporated and existing under the laws of the Republic of Turkey (registration number 430991), whose registered office is at Levent Mah. Cömert Sok. Yapı Kredi Plaza A-Blok No.1/A Kat.16 Beşiktaş, Istanbul, Turkey (“Turkcell Holding” and, together with IMTIS Holdings, ATTL, TVF BTIH, Telia Finland and CTH, the “Escrow Parties”); and

(7)
CITIBANK, N.A., LONDON BRANCH, acting through its Agency and Trust business located at Citigroup Centre, Canada Square, Canary Wharf, London, E14 5LB, United Kingdom (“Escrow Agent” and, together with the Escrow Parties, the “Parties”).

WHEREAS:
A.          On or about the date hereof:
(i)	the Escrow Parties and the other parties thereto have entered into the Framework Agreement;
(ii)	Telia Finland and TVF BTIH have entered into the Telia TH Interest SPA;
(iii)	ATTL, CTH, TVF BTIH and the other parties thereto have entered into the Total CTH TH Interest SPA;

(iv)	IMTIS Holdings, ATTL and TVF BTIH have entered into the Turkcell Interest SPA; and
(v)	the Escrow Parties and the other parties thereto have entered into the Global Settlement Deed.
B.
The Escrow Parties have requested the Escrow Agent to open and operate escrow accounts for the purpose of holding Cash and Securities (as such terms are defined below) in connection with the Underlying Agreements and in accordance with the terms of this Agreement.

C.
The Escrow Parties have requested the Escrow Agent to open and operate escrow accounts for the purpose of safekeeping of Safekept Documents (as such terms are defined below) in connection with the Underlying Agreements and in accordance with the terms of this Agreement.

IT IS AGREED as follows:
1.	INTERPRETATION
1.1	Definitions
“Acceptance Fee” has the meaning set out in the Fee Letter.
“Administration Fee” means the administration fee as set out in the Fee Letter payable on the Escrow Establishment Date.
“Applicable Law” means any law or regulation including, but not limited to: (a) any domestic or foreign statute or regulation; (b) any rule or practice of any Authority, stock exchange or self-regulatory organisation with which the Escrow Agent is bound or accustomed to comply; and (c) any agreement entered into by the Escrow Agent and any Authority or between any two or more Authorities.
“Authorised Recipients” means the Escrow Agent, any Citi Organisation and any agents of the Escrow Agent and third parties (including service providers) selected by any of them, wherever situated.
“Authorised Representative” means a person named in Part 1 of Schedule 4 (Authorised Representatives), as may be amended pursuant to Clause 5.7.
“Authority” means any competent regulatory, prosecuting, tax or governmental authority in any jurisdiction, domestic or foreign.
“Business Day” means a day on which banks (including but not limited to the Escrow Agent) are open for normal business (including dealings in foreign exchange and foreign currency deposits) in Istanbul, Turkey, London, England, New York, United States, Stockholm, Sweden and Tortola, the British Virgin Islands.
“Call-back Contact” means a person named in Part 2 of Schedule 4 (Call-back Contacts), as may be amended pursuant to Clause 5.7.
“Cash” means all cash or cash equivalent in any currency received from, held for, or payable to, the relevant Escrow Parties by the Escrow Agent in accordance with this Agreement and (where applicable) the Custody Terms.
“Cash Accounts” means the TVF BTIH Cash Account, the IMTIS Holdings Cash Account, and the Turkcell Holding Cash Account, and “Cash Account” means any one of them (and for the purposes of Schedule 6 (Custody Terms) only, includes the Custody Cash Account).

“Cash Amount” has the meaning set out in Clause 4.3 (and for the purposes of Schedule 6 (Custody Terms) only, includes Custody Cash).
“CFI Safekept Documents” means the documents set out at numbers 5, Sub-Part B and 11, Sub-Part B in Schedule 7 (Safekept Documents).
“Citi Organisation” means each of Citigroup, Inc., Citibank, N.A., Citibank Europe plc, their branches, subsidiaries and affiliates and anyone who succeeds them or to whom they assign their rights.
“Custodian” has the meaning set out in Section 1.1 of the Custody Terms.
“Custody Cash” means any Cash received in connection with the Securities and credited to the Custody Cash Account from time to time.
“Custody Cash Account” has the meaning set out in Clause 3.1(d).
“Custody Instruction” has the meaning set out in Section 1.1 of the Custody Terms.
“Custody Terms” means the terms set out in Schedule 6 (Custody Terms) to this Agreement, any relevant definitions set out in Clause 1.1 of this Agreement and any other clauses of the Agreement specifically referenced in the Custody Terms.
“Delivery Instruction” means a delivery instruction substantially in the form set out in Schedule 2 (Form of Delivery Instruction).
“Escrow Accounts” has the meaning set out in Clause 3.1.
“Escrow Establishment Date” means the date communicated to the Escrow Agent by the Escrow Parties by delivering an Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties no later than three (3) Business Days before the proposed Escrow Establishment Date.
“Escrow Party” means each of IMTIS Holdings, ATTL, Telia Finland, TVF BTIH, CTH and Turkcell Holding.
“Escrow Property” has the meaning set out in Clause 4.4.
“Extension Administration Fee” means the weekly administration fee payable following the date which falls on the same day in the month as, but in the third calendar month following, the Escrow Establishment Date, as set out in the Fee Letter.
“Fee Letter” means the fee letter entered into between the Escrow Agent and the Lead Escrow Parties on or about the date of this Agreement.
“Fees” means the fees agreed in writing between the Escrow Agent and the Lead Escrow Parties, as set out in the Fee Letter, including the Acceptance Fee, the Administration Fee, the Extension Administration Fee and, if applicable, the Utilisation Fee.
 “Fifth Agreed Payment” has the meaning set out in Schedule 10 (Agreed Payments).
“First Agreed Payment” has the meaning set out in Schedule 10 (Agreed Payments).
“First Release Documents” means the documents listed in Schedule 7, Part A (First Release Documents), under the heading “First Release Documents” which are received and held by the

Escrow Agent for the Escrow Parties identified in Schedule 7, Part A (First Release Documents), in accordance with this Agreement.
“Force Majeure Event” means any event (including but not limited to an act of God, fire, epidemic, explosion, floods, earthquakes, typhoons; riot, civil commotion or unrest, insurrection, terrorism, war, strikes or lockouts, nationalisation, expropriation, redenomination, or other related governmental actions; Applicable Law of an Authority or supranational body, or regulation of the banking or securities industry, including changes in market rules; or currency restrictions devaluations or fluctuations, market conditions affecting the execution or settlement of transactions or the value of assets; and any breakdown, failure or malfunction of any telecommunications, computer services or systems, or other cause) beyond the control of the relevant Party which materially restricts or prohibits the performance of the obligations of such Party contemplated by this Agreement.
“Fourth Agreed Payment” has the meaning set out in Schedule 10 (Agreed Payments).
“Framework Agreement” means a framework agreement entered into on the date of this Agreement between the Escrow Parties and the other parties thereto.
“Global Settlement Deed” means a deed of settlement and mutual release entered into on the date of this Agreement between the Escrow Parties and the other parties thereto.
“ICC” means the International Chamber of Commerce.
“ICC Rules” means the ICC Arbitration Rules effective 1 March 2017.
“IMTIS Holdings Cash Account” has the meaning set out in Clause 3.1(b).
“IMTIS Holdings Designated Cash Account” means the bank account, denominated in USD in the name of IMTIS Holdings, as notified in writing by IMTIS Holdings to the Escrow Agent in accordance with Clause 3.4.
“Instruction” means any Custody Instruction, Delivery Instruction or Payment Instruction, or any other instruction or communication given pursuant to this Agreement.
“Interest Rate” means the interest rate set out in the Fee Letter.
“Judgment” means any order, judgment, decision or decree issued by a court or tribunal of competent jurisdiction.
“Lead Escrow Parties” means ATTL, TVF BTIH and Telia Finland.
 “Long Stop Date” means 15 January 2021.
“Payment Instruction” means the payment instruction substantially in the form set out in Schedule 1 (Form of Payment Instruction).
“Relevant Authorised Representative(s)” means, with respect to:
(a)	ATTL, any one Authorised Representative set out below its name in the relevant table in Part 1 of Schedule 4 (Authorised Representatives);
(b)	IMTIS Holdings, any one Authorised Representative set out below its name in the relevant table in Part 1 of Schedule 4 (Authorised Representatives);

(c)	Telia Finland, any one Authorised Representative set out below its name in the relevant table in Part 1 of Schedule 4 (Authorised Representatives);
(d)
TVF BTIH, any two Authorised Representatives set out below its name in the relevant table in Part 1 of Schedule 4 (Authorised Representatives) (one of whom shall be a person listed as a first signatory in such table in Part 1 of Schedule 4 and one of whom shall be a person listed as a second signatory in such table in Part 1 of Schedule 4);

(e)
CTH, any two Authorised Representatives set out below its name in the relevant table in Part 1 of Schedule 4 (Authorised Representatives) (one of whom shall be a person listed as a LetterOne signatory in such table in Part 1 of Schedule 4 and one of whom shall be a person listed as a Cukurova signatory in such table in Part 1 of Schedule 4); and

(f)
TH, any three Authorised Representatives set out below its name in the relevant table in Part 1 of Schedule 4 (Authorised Representatives) (one of whom shall be a person listed as a LetterOne signatory in such table in Part 1 of Schedule 4, one of whom shall be a person listed as a Cukurova signatory in such table in Part 1 of Schedule 4  and one of whom shall be a person listed as Telia signatory in such table in Part 1 of Schedule 4).

“Resignation Date” has the meaning set out in Clause 9.4.
“Resignation Notice” has the meaning set out in Clause 9.2.
“Safekeeping Arrangements” has the meaning set out in Clause 3.1.
“Safekept Documents” means the First Release Documents and the Second Release Documents.
“Second Agreed Payment” has the meaning set out in Schedule 10 (Agreed Payments).
“Second Release Documents” means the documents listed in Schedule 7, Part B (Second Release Documents), under the heading “Second Release Documents” which are received and held by the Escrow Agent for the Escrow Parties identified in Schedule 7, Part B (Second Release Documents), in accordance with this Agreement.
“Securities” means any financial asset (other than Cash) from time to time held within the control of the Custodian for the Client under the terms of this Agreement, including any security entitlement or similar interest or right; provided, however, that each financial asset must be: (i) a security dealt in or traded on securities exchanges for which settlement normally occurs in a Clearance System; or (ii) a certificated security in bearer form or registered (or to be registered) in the name of the Custodian or its Agent and transferable by delivery of a certificate with endorsement to a subsequent holder; or (iii) a book-entry security that is publicly offered to investors under applicable law (but settled outside a Clearance System) including, but not limited to an interest in an investment company where the interest is registered in the name of the Custodian or its Agent. Securities do not include other financial assets or physical evidence of such other financial assets including loans, participations, contracts, subscriptions and confirmations, which the Custodian shall accept only on terms as agreed in writing by the Custodian.
“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed under Applicable Law on or in respect of: (i) Securities or Cash (including all payments made by the Escrow Agent to the Client in connection with any Securities or Cash); (ii) the transactions effected under the Custody Terms; or (iii) the Escrow Parties; provided that “Taxes” does not include income or franchise taxes imposed on or measured by the net income of the Escrow Agent or its agents.

“Telia TH Interest SPA” means a share purchase agreement entered into on the date of this Agreement between Telia Finland, TVF BTIH and TWF.
“Third Agreed Payment” has the meaning set out in Schedule 10 (Agreed Payments).
“Total CTH TH Interest SPA” means a share purchase agreement entered into on the date of this Agreement between ATTL, CTH, TVF BTIH and the other parties thereto.
“Turkcell” means Turkcell İletişim Hizmetleri A.Ş.
“Turkcell Holding Custody Account” has the meaning set out in Clause 3.1(e).
“Turkcell Holding Cash Account” has the meaning set out in Clause 3.1(c).
“Turkcell Holding Designated TRY Cash Account” means the bank account denominated in TRY in the name of Turkcell Holding with the following payment details:

Bank name:
Branch name:
SWIFT:
Branch code:
Account no:
Account name:
IBAN no:
“Turkcell Holding Designated USD Cash Account” means the bank account denominated in USD in the name of Turkcell Holding with the following payment details:

US correspondent bank name:
US correspondent bank SWIFT:
Bank name:
Branch name:
SWIFT:
Branch code:
Account no:
Account name:
IBAN no:
“Turkcell Holding Designated Custody Account” means the custody account number [●] in the name of Turkcell Holding maintained with [●], CRA Registration Number [●].
“Turkcell Interest SPA” means a share purchase agreement entered into on the date of this Agreement between IMTIS Holdings, Turkcell Holding, TVF BTIH and the other parties thereto.
“Turkcell Shares” means the 1,122,000,000.238 ordinary shares owned by Turkcell Holding in the share capital of Turkcell as at the date of this Agreement, as adjusted for stock split, reverse stock split, bonus shares, combination or other recapitalization events.
“TVF BTIH Cash Account” has the meaning set out in Clause 3.1(a).
“TVF BTIH Designated Cash Account” means the bank account, denominated in USD, in the name of TVF BTIH with the following payment details:
Correspondent bank:
Correspondent bank SWIFT:

Beneficiary bank:
Beneficiary branch name:
Beneficiary bank SWIFT:
Final beneficiary name:
Final beneficiary account:
Reference: n/a
“TVF BTIH Safekept Documents” means the documents set out at numbers 5, Sub-Part A and 11, Sub-Part A in Schedule 7 (Safekept Documents).
“Underlying Agreements” means each of:
(a)	the Framework Agreement;
(b)	the Telia TH Interest SPA;
(c)	the Total CTH TH Interest SPA;
(d)	the Turkcell Interest SPA; and
(e)	the Global Settlement Deed.
“Utilisation Fee” has the meaning set out in the Fee Letter.
“Vault” means the vault maintained by Citibank A.Ş. located at: Inkilap Mah, Yilmaz Plaza, O. Faik Atakan Cad. No:3, 34768 Umraniye, Istanbul, Turkey.
1.2	Construction
In this Agreement:
(a)	the singular includes the plural (and vice versa);
(b)	headings are for convenience only and do not affect the construction of this Agreement;
(c)	references to Clauses and Schedules are to Clauses and Schedules to this Agreement, and references to Sections are to Sections of the Custody Terms;
(d)	reference to any statute, regulation, agreement or document includes amendments and replacements of and supplements to such statute, regulation, agreement or document;
(e)	references to any person include successors of such person and its permitted assignees and transferees;
(f)	all references to an account include all replacement accounts for such account;
(g)	for the avoidance of doubt, the Schedules and Appendices to this Agreement form part of this Agreement; and
(h)	any defined term used in this Agreement and not otherwise defined in Clause 1.1 shall have the meaning set out in the Custody Terms.

2.	APPOINTMENT
2.1
The Escrow Parties designate and appoint the Escrow Agent to act as their escrow agent and the Escrow Agent accepts such designation and appointment in accordance with and limited to the terms and conditions of this Agreement. The services of the Escrow Agent shall be provided in accordance with the terms of this Agreement, including (in relation to Securities and Cash held in connection with Securities) the Custody Terms.  Notwithstanding the foregoing, where the Escrow Agent provides custody services in respect of Securities for the purposes of this Agreement, such services shall be provided only in accordance with and subject to the Custody Terms (and the Custody Terms shall not apply to any services other than the custody of Securities (and holding of Custody Cash in connection with Securities) provided under this Agreement), and in the event of any conflict between the Custody Terms and any other provision of this Agreement, the Custody Terms shall prevail.

2.2	The Escrow Agent shall have no obligation whatsoever to procure or monitor compliance by any of the Escrow Parties with their obligations hereunder or otherwise.
3.	ESTABLISHMENT OF ESCROW ACCOUNT
3.1
The Escrow Agent confirms that it has opened, or will open as soon as reasonably practicable after the execution of this Agreement, the escrow accounts described in this Clause 3.1 (together, the “Escrow Accounts”), and established the safekeeping arrangements, the details of each of which are set out below on the terms of this Agreement. Each account comprising the Escrow Accounts will be opened in the books of the Escrow Agent in the name of the relevant Escrow Party and will be styled:

(a)	TVF BTIH Escrow Account, bank account number [●], denominated in US dollars, in the name of TVF BTIH (the “TVF BTIH Cash Account”); and
(b)	IMTIS Holdings Escrow Account, bank account number [●], denominated in US dollars, in the name of IMTIS Holdings (the “IMTIS Holdings Cash Account”); and
(c)	Turkcell Holding Escrow Account, bank account number [●], denominated in US dollars, in the name of Turkcell Holding (the “Turkcell Holding Cash Account”); and
(d)
Turkcell Holding TRY Account, in connection with the Turkcell Holding Custody Account, bank account number [●], denominated in Turkish lira, in the name of Turkcell Holding (the “Custody Cash Account”); and

(e)
Turkcell Holding Tradeable Shares, custody account number [●] in the name of Turkcell Holding, and Turkcell Holding Non-Tradeable Shares, custody account number [●] in the name of Turkcell Holding  (together, the “Turkcell Holding Custody Account”).

The safekeeping arrangements for the physical custody of the Safekept Documents for each of the Escrow Parties identified in Schedule 7 (Safekept Documents) shall be maintained in accordance with the applicable terms of this Agreement (the “Safekeeping Arrangements”).  The Safekept Documents shall be held in the Vault, and the Escrow Parties acknowledge and agree that the Escrow Agent is authorised to hold the Safekept Documents in the Vault for the purposes of this Agreement.
Payments into the TVF BTIH Cash Account shall be routed as follows:
Correspondent bank:
Correspondent bank SWIFT:

Beneficiary bank:
Beneficiary bank SWIFT:
Final beneficiary name:
Final beneficiary account:

Payments into the IMTIS Holdings Cash Account shall be routed as follows:
Correspondent bank:
Correspondent bank SWIFT:
Beneficiary bank:
Beneficiary bank SWIFT:
Final beneficiary name:
Final beneficiary account:
Payments into the Turkcell Holding Cash Account shall be routed as follows:
Correspondent bank:
Correspondent bank SWIFT:
Beneficiary bank:
Beneficiary bank SWIFT:
Final beneficiary name:
Final beneficiary account:
Payments into the Custody Cash Account shall be routed as follows:
Correspondent bank:
Correspondent bank SWIFT:
Beneficiary bank:
Beneficiary bank SWIFT:
Final beneficiary name:
Final beneficiary account:

3.2
The Cash Amount and the Custody Cash will bear interest daily at the Interest Rate which will be applied to, respectively, the Cash Accounts and the Custody Cash Account, in accordance with the Escrow Agent’s usual practices.

3.3
The Escrow Agent holds all Securities credited to the Turkcell Holding Custody Account as custodian (and all Cash credited to the Custody Cash Account) for Turkcell Holding pursuant to the Custody Terms. Notwithstanding that Turkcell Holding is the client of the Escrow Agent under the Custody Terms, the Escrow Agent undertakes to each of the Escrow Parties that it shall:

(a)
not release the Securities or any portion thereof (or any Custody Cash or any portion thereof) unless it has received both a Custody Instruction in accordance with Clause 5.1(a)(ii), and a confirmation Instruction in accordance with Clause 5.1(b)(ii) confirming that Custody Instruction, or as otherwise contemplated by this Agreement; and

(b)	exercise no voting rights in respect of the Securities but shall provide such assistance with the exercise of voting rights as contemplated in Clause 5.9.
3.4	IMTIS Holdings undertakes to the Escrow Agent that it will, by way of Instructions signed by its Relevant Authorised Representative (and copied to each other Escrow Party), notify the Escrow

Agent the following payment details as soon as practicable after the IMTIS Holdings Designated Cash Account is opened, and in no event, no later than the Escrow Establishment Date:

Correspondent bank:                 ]
[Correspondent bank SWIFT:                 ]
Beneficiary bank:
Beneficiary bank SWIFT:
Final beneficiary name: [           ]
Final beneficiary account: [           ]
Reference:	[Reference, if applicable]
The Escrow Agent is entitled to rely on Instructions received in accordance with this Clause 3.4 and such Instructions shall be effective, whether or not, and the Escrow Agent is not obliged to confirm that, IMTIS Holdings has sent a copy of such Instructions to each other Escrow Party.
3.5	Each Escrow Party undertakes to the Escrow Agent that it will:
(a)
provide to the Escrow Agent all documentation, other information and assistance reasonably required by the Escrow Agent from time to time to comply with Applicable Law in relation to the Escrow Accounts and the Safekeeping Arrangements promptly upon request by the Escrow Agent; and

(b)	notify the Escrow Agent in writing within thirty (30) days of any change that affects the tax status of such Escrow Party pursuant to Applicable Law.
3.6	The Escrow Agent does not hold the Safekept Documents as nominee or trustee and shall not be registered as the legal or beneficial holder of the Safekept Documents.
4.	ESCROW PROPERTY
4.1	On the Escrow Establishment Date:
(a)	TVF BTIH shall credit the sum of US$196,443,585 into the TVF BTIH Cash Account in accordance with Clause 3.1;
(b)	IMTIS Holdings shall credit the sum of US$337,099,417 into the IMTIS Holdings Cash Account in accordance with Clause 3.1;
(c)
Turkcell Holding shall credit into the Turkcell Holding Cash Account in accordance with Clause 3.1 such sum as shall be notified to the Escrow Agent as soon as practicable following the date of this Agreement and in any event no later than three (3) Business Days before the Escrow Establishment Date by a notice signed by the Relevant Authorised Representative(s) of each of the Escrow Parties;

(d)	Turkcell Holding shall transfer, or procure the transfer of, the Turkcell Shares to the Turkcell Holding Custody Account in accordance with the applicable Custody Instruction;
(e)
Telia Finland shall procure the delivery of, by prior appointment by hand in accordance with Clause 4.2, the original Safekept Documents set out at numbers 1 and 7 in Schedule 7 (Safekept Documents), each with its own unique identification number, and in two separate packages each of which is clearly marked with the name of Telia Finland and identified clearly as comprising, respectively, First Release Documents and Second Release Documents, to the Escrow Agent for deposit in the Vault at the below address and, upon receipt of the same, the Escrow Agent shall have no obligation to and shall not check whether what has been delivered corresponds with Schedule 7 (Safekept Documents), but will perform a limited review of the items received by it in order to satisfy itself that, in its reasonable opinion: (i) such items can be lawfully and safely safekept by the Escrow Agent, and (ii) such items appear on their face to have the identification numbers listed in Schedule 7 (Safekept Documents), and if this is not the case will notify the Escrow Parties.  Notwithstanding any other terms of this Agreement, the Escrow Agent shall have no obligation to, or liability to any person for any failure to, identify that the documents received correspond to the description of Safekept Documents in Schedule 7 (Safekept Documents).

Citibank A.Ş.
Inkilap Mah
Yilmaz Plaza
O. Faik Atakan Cad. No:3
34768 Umraniye
Istanbul
Turkey
(f)
CTH shall procure the delivery of, by prior appointment by hand in accordance with Clause 4.2, the original Safekept Documents set out at numbers 2 and 8 in Schedule 7 (Safekept Documents), each with its own unique identification number, and in two separate packages each of which is clearly marked with the name of CTH and identified clearly as comprising, respectively, First Release Documents and Second Release Documents, to the Escrow Agent for deposit in the Vault at the below address and, upon receipt of the same, the Escrow Agent shall have no obligation to and shall not check whether what has been delivered corresponds with Schedule 7 (Safekept Documents), but will perform a limited review of the items received by it in order to satisfy itself that, in its reasonable opinion: (i) such items can be lawfully and safely safekept by the Escrow Agent, and (ii) such items appear on their face to have the identification numbers listed in Schedule 7 (Safekept Documents), and if this is not the case will notify the Escrow Parties.  Notwithstanding any other terms of this Agreement, the Escrow Agent shall have no obligation to, or liability to any person for any failure to, identify that the documents received correspond to the description of Safekept Documents in Schedule 7 (Safekept Documents).

Citibank A.Ş.
Inkilap Mah
Yilmaz Plaza
O. Faik Atakan Cad. No:3
34768 Umraniye
Istanbul
Turkey
(g)
Turkcell Holding shall procure the delivery of, by prior appointment by hand in accordance with Clause 4.2, the original Safekept Documents set out at numbers 3 and 9 in Schedule 7 (Safekept Documents), each with its own unique identification number, and in two separate packages each of which is clearly marked with the name of Turkcell Holding and identified clearly as comprising, respectively, First Release Documents and Second Release Documents, to the Escrow Agent for deposit in the Vault at the below address and, upon receipt of the same, the Escrow Agent shall have no obligation to and shall not check whether what has been delivered corresponds with Schedule 7 (Safekept Documents), but will perform a limited review of the items received by it in order to satisfy itself that, in its reasonable opinion: (i) such items can be lawfully and safely safekept by the Escrow

Agent, and (ii) such items appear on their face to have the identification numbers listed in Schedule 7 (Safekept Documents), and if this is not the case will notify the Escrow Parties. Notwithstanding any other terms of this Agreement, the Escrow Agent shall have no obligation to, or liability to any person for any failure to, identify that the documents received correspond to the description of Safekept Documents in Schedule 7 (Safekept Documents).
Citibank A.Ş.
Inkilap Mah
Yilmaz Plaza
O. Faik Atakan Cad. No:3
34768 Umraniye
Istanbul
Turkey
(h)
ATTL shall procure the delivery of, by prior appointment by hand in accordance with Clause 4.2, the original Safekept Documents set out at numbers 4 and 10 in Schedule 7 (Safekept Documents), each with its own unique identification number, and in two separate packages each of which is clearly marked with the name of ATTL and identified clearly as comprising, respectively, First Release Documents and Second Release Documents, to the Escrow Agent for deposit in the Vault at the below address and, upon receipt of the same, the Escrow Agent shall have no obligation to and shall not check whether what has been delivered corresponds with Schedule 7 (Safekept Documents), but will perform a limited review of the items received by it in order to satisfy itself that, in its reasonable opinion: (i) such items can be lawfully and safely safekept by the Escrow Agent, and (ii) such items appear on their face to have the identification numbers listed in Schedule 7 (Safekept Documents), and if this is not the case will notify the Escrow Parties.  Notwithstanding any other terms of this Agreement, the Escrow Agent shall have no obligation to, or liability to any person for any failure to, identify that the documents received correspond to the description of Safekept Documents in Schedule 7 (Safekept Documents).

Citibank A.Ş.
Inkilap Mah
Yilmaz Plaza
O. Faik Atakan Cad. No:3
34768 Umraniye
Istanbul
Turkey
(i)	TVF BTIH shall:
(i)
procure the delivery of, by prior appointment by hand in accordance with Clause 4.2, the original TVF BTIH Safekept Documents set out at numbers 5, Sub-Part A and 11, Sub-Part A in Schedule 7 (Safekept Documents), each with its own unique identification number, and in two separate packages each of which is clearly marked with the name of TVF BTIH and identified clearly as comprising respectively, First Release Documents and Second Release Documents; and

(ii)
direct the delivery of, by prior appointment by hand in accordance with Clause 4.5, the original CFI Safekept Documents set out at numbers 5, Sub-Part B and 11, Sub-Part B in Schedule 7 (Safekept Documents), each with its own unique identification number, and in two separate packages each of which is clearly marked in the name of CFI and identified clearly as comprising, respectively, First Release Documents and Second Release Documents,
in each case to the Escrow Agent for deposit in the Vault at the below address and, upon receipt of the same, the Escrow Agent shall have no obligation to and shall not check whether what has been delivered corresponds with Schedule 7 (Safekept Documents), but will perform a limited review of the items received by it in order to satisfy itself that, in its reasonable opinion: (i) such items can be lawfully and safely safekept by the Escrow Agent, and (ii) such items appear on their face to have the identification numbers listed in Schedule 7 (Safekept Documents), and if this is not the case will notify the Escrow Parties. Notwithstanding any other terms of this Agreement, the Escrow Agent shall have no obligation to, or liability to any person for any failure to, identify that the documents received correspond to the description of Safekept Documents in Schedule 7 (Safekept Documents).

Citibank A.Ş.
Inkilap Mah
Yilmaz Plaza
O. Faik Atakan Cad. No:3
34768 Umraniye
Istanbul
Turkey
(j)
IMTIS Holdings shall procure the delivery of, by prior appointment by hand in accordance with Clause 4.2, the original Safekept Documents set out at numbers 6 and 12 in Schedule 7 (Safekept Documents), each with its own unique identification number, and in two separate packages each of which is clearly marked with the name of IMTIS Holdings and identified clearly as comprising, respectively, First Release Documents and Second Release Documents, to the Escrow Agent for deposit in the Vault at the below address and, upon receipt of the same, the Escrow Agent shall have no obligation to and shall not check whether what has been delivered corresponds with Schedule 7 (Safekept Documents), but will perform a limited review of the items received by it in order to satisfy itself that, in its reasonable opinion: (i) such items can be lawfully and safely safekept by the Escrow Agent, and (ii) such items appear on their face to have the identification numbers listed in Schedule 7 (Safekept Documents), and if this is not the case will notify the Escrow Parties. Notwithstanding any other terms of this Agreement, the Escrow Agent shall have no obligation to, or liability to any person for any failure to, identify that the documents received correspond to the description of Safekept Documents in Schedule 7 (Safekept Documents).

Citibank A.Ş.
Inkilap Mah
Yilmaz Plaza
O. Faik Atakan Cad. No:3
34768 Umraniye
Istanbul
Turkey
4.2
For the purposes of delivery of Safekept Documents to the Escrow Agent pursuant to Clause 4.1(d) to (i) above (but excluding Clause 4.1(i)(ii)), each of Telia Finland, CTH, Turkcell Holding, ATTL, TVF BTIH and IMTIS Holdings confirms that it has authorised each of the natural persons listed opposite its name in Schedule 11 (Persons listed for the purposes of Clause 4.2, 5.8 and Clause 16.4(e)) to, and agrees that it shall comply with the above delivery obligations by procuring that one of those listed persons shall, deliver on such Escrow Party’s behalf to the Escrow Agent the

Safekept Documents which such Escrow Party is obliged to deliver in accordance with the above provisions.
4.3
All amounts deposited and held in the Cash Accounts, including all interest accrued thereon and applied to the Cash Accounts from time to time (but subject to Clause 5.6), shall together form the “Cash Amount”.

4.4
The Escrow Agent shall receive and hold: (a) Securities in the Turkcell Holding Custody Account (and Custody Cash in the Custody Cash Account) for Turkcell Holding from time to time in accordance with the Custody Terms; and (b) Safekept Documents in the Vault from time to time in accordance with the Safekeeping Arrangements. Securities held in the Turkcell Holding Custody Account (and Custody Cash held in the Custody Cash Account) from time to time, Safekept Documents held in the Vault from time to time, and the Cash Amount, together constitute the “Escrow Property”.

4.5
For the purposes of delivery of the CFI Safekept Documents to the Escrow Agent pursuant to Clause 4.1(i)(ii) above, TVF BTIH confirms that each of the natural persons listed opposite its name in Schedule 11 (Persons listed for the purposes of Clause 4.2, 5.8 and Clause 16.4(e)) has been authorised by TVF BTIH to, and agrees that it shall direct one of those listed persons to, deliver to the Escrow Agent the CFI Safekept Documents respecting which TVF BTIH is obliged to direct delivery in accordance with the above provisions.  For the avoidance of doubt, the Escrow Agent shall have no obligation to, and shall not: (i) provide any services under this Agreement in relation to any Safekept Documents (or any other Escrow Property) not received by the Escrow Agent; or (ii) make any enquiry concerning the reasons for or effect of, or be required to take or refrain from any action under this Agreement (other than a notification in accordance with Clause 4.1(e) to (j)) as result of, any failure to deliver to the Escrow Agent any Safekept Documents (or any other Escrow Property) listed in Schedule 7.

5.	OPERATING/RELEASE PROCEDURE
5.1	Prior to any release by the Escrow Agent of any Cash Amount, Securities and Custody Cash, and Safekept Documents in accordance with Clauses 5.2 and 5.3, the Escrow Parties shall:
(a)	at least two (2) Business Days prior to the Business Day on which such release is required, provide to the Escrow Agent, in accordance with Clause 11:
(i)	in relation to the Cash Amount (together with any additional Cash) to be released, the Payment Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties;
(ii)	in relation to the Securities (and Custody Cash) to be released, a Custody Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties;
(iii)
in relation to the First Release Documents to be released, a Delivery Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties and identifying clearly that the Delivery Instruction relates to the First Release Documents; and

(iv)
in relation to the Second Release Documents to be released, a Delivery Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties and identifying clearly that the Delivery Instruction relates to the Second Release Documents; and

(b)	by 11am (London time) on the Business Day on which such release is required, provide to the Escrow Agent in accordance with Clause 11, as applicable:

(i)
a confirmation Instruction in the form set out in Schedule 3 (Form of Confirmation), signed by the Relevant Authorised Representative(s) of each of the Escrow Parties, which confirms the Delivery Instruction in relation to the First Release Documents which has been provided in accordance with Clause 5.1(a)(iii); or

(ii)
a confirmation Instruction in the form set out in Schedule 3 (Form of Confirmation), signed by the Relevant Authorised Representative(s) of each of the Escrow Parties, which confirms the Payment Instruction, Custody Instruction and Delivery Instruction in relation to, respectively, the Cash Amount (together with any additional Cash), Securities (and Custody Cash) and the Second Release Documents which have been provided in accordance with Clauses 5.1(a)(i), 5.1(a)(ii) and 5.1(a)(iv).

5.2	Subject to Clauses 5.1, 5.3 to 5.8, 6 and 7, the Escrow Agent shall:
(a)
promptly following receipt of the relevant confirmation Instruction in accordance with Clause 5.1(b)(i), release the First Release Documents in accordance with the terms of the relevant Delivery Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties;

(b)	promptly following receipt of the relevant confirmation Instruction in accordance with Clause 5.1(b)(ii):
(i)
release the Cash Amount (together with any additional Cash) or any portion thereof to any designated payee, including an Escrow Party, in accordance with the terms of the Payment Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties;

(ii)
release the Securities (and Custody Cash) or any portion thereof to any designated recipient, including an Escrow Party, in accordance with the terms of the relevant Custody Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties; and

(iii)	release the Second Release Documents in accordance with the terms of the relevant Delivery Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties; and
(c)
pay, release, transfer, liquidate or otherwise deal with the Escrow Property or any portion thereof in accordance with (and no later than two (2) Business Days following receipt of), the terms of a Judgment determining the entitlement of any Escrow Party or any other person to the Escrow Property or any portion thereof, provided that such Judgment shall be accompanied by a legal opinion (or such other form of legal advice) satisfactory to the Escrow Agent, acting reasonably, given by counsel for the relevant person requesting such release (or other action) (or such other counsel which is acceptable to the Escrow Agent, acting reasonably) confirming the effect of such Judgment and that such Judgment constitutes a final adjudication in the jurisdiction in which it was issued of the rights and obligations in dispute of the parties thereto by a court or tribunal of competent jurisdiction, that the time for appeal from such Judgment in the jurisdiction in which it was issued has expired without an appeal having been made, and that no further appeal of such Judgment can be made in the jurisdiction in which it was issued.

5.3
(a)	The Escrow Agent shall only be required to release such funds or Securities or Safekept Documents or take any other action on a Business Day.
(b)
The Escrow Agent shall be under no obligation to release the Escrow Property or any portion thereof or to take any action in relation thereto if it is prevented or prohibited from doing so, or if it is instructed or ordered not to do so, in each case, by the terms of any Judgment with which the Escrow Agent, in its discretion, acting reasonably, determines that the Escrow Agent is required to comply, or if the Escrow Agent is otherwise not legally permitted to do so.

5.4
(a)
Any payment by the Escrow Agent under this Agreement will be made without any deduction or withholding for or on account of any Taxes unless such deduction or withholding is required by Applicable Law.

(b)
Each Escrow Party shall remain liable for any unpaid Taxes pursuant to Clause 5.4(a) and agrees that it shall pay such Taxes upon notice from the Escrow Agent or any Authority provided that no Escrow Party shall be liable for the Escrow Agent’s Taxes on net profits. If Taxes are paid by the Escrow Agent or any of its affiliates, each Escrow Party agrees that it shall promptly reimburse the Escrow Agent for such payment to the extent not covered by withholding from any payment or debited from the Escrow Accounts in accordance with Clause 5.5.

5.5
If the Escrow Agent is required to make a deduction or withholding referred to in Clause 5.4, it will not pay an additional amount in respect of that deduction or withholding to the relevant Escrow Party, but shall as soon as reasonably practicable notify that Escrow Party of the deduction or withholding and provide that Escrow Party with a statement showing the amount withheld. If any deductions or withholdings for or on account of Taxes ought to have been made with respect to any prior credit to an Escrow Party by the Escrow Agent, each Escrow Party acknowledges that the Escrow Agent may debit any balance held for that Escrow Party in satisfaction of such prior Taxes and shall as soon as reasonably practicable notify that Escrow Party of the deduction or withholding and provide the Escrow Party with a statement showing the amount withheld.

5.6
Where credit interest which has accrued but not yet been posted to the Cash Accounts (or Custody Cash Account) is required to be released in accordance with the Payment Instruction delivered under Clause 5.1(a), such interest shall be paid to the account designated therein within five (5) Business Days of the specified payment date.

5.7	Each Escrow Party:
(a)
undertakes to give the Escrow Agent not less than five (5) Business Days’ notice in writing in accordance with Clause 11, signed by the Relevant Authorised Representative(s) of such Escrow Party (or as otherwise agreed with the Escrow Agent), of any amendment to its Authorised Representatives or Call-back Contacts giving the details specified in the relevant part of Schedule 4 (Authorised Representatives and Call-back Contacts). Any such amendment shall take effect upon the expiry of the above notice period (or such shorter period as agreed by the Escrow Agent in its absolute discretion); and

(b)	acknowledges and agrees that the Escrow Agent may rely upon the confirmations or responses of anyone purporting to be its Call-back Contact in answering the telephone call-

back of the Escrow Agent and that such Escrow Party shall assume all risks and losses (if any) resulting from such confirmations or responses.
5.8
For the purposes of delivery of Safekept Documents by the Escrow Agent pursuant to Clause 5.2, each of Telia Finland, CTH, Turkcell Holding, ATTL, TVF BTIH and IMTIS Holdings confirms that it has authorised each of the natural persons listed opposite its name in Schedule 11 (Persons listed for the purposes of Clause 4.2, Clause 5.8 and Clause 16.4(e)) to receive on such Escrow Party's behalf from the Escrow Agent the Safekept Documents which the Escrow Agent is obliged to deliver to such Escrow Party in accordance with Clause 5.2, and agrees that delivery of such Safekept Documents by the Escrow Agent to one of those listed persons for the benefit of such Escrow Party shall constitute delivery to such Escrow Party for the purpose of such clause.

5.9
Each Escrow Party acknowledges and agrees that, at any meeting of shareholders of Turkcell which occurs during the term of this Agreement, any voting rights arising in respect of Turkcell Shares at that time credited to the Turkcell Holding Custody Account shall not be exercised by the Escrow Agent (or any third party appointed by the Escrow Agent) but shall be exercised by Turkcell Holding in accordance with Applicable Law and the terms of the Framework Agreement. The Escrow Agent shall have no obligation to, and shall not, take any action to exercise or procure the exercise of any voting rights which may arise in respect of any such Turkcell Shares at such a meeting, but the Escrow Agent shall use reasonable endeavours to provide to Turkcell Holding such documents and information as Turkcell Holding may reasonably request to enable Turkcell Holding to attend such meeting and exercise in full the voting rights arising in respect of such Turkcell Shares.

6.	SAFEKEEPING
6.1
Under the Safekeeping Arrangements, the Escrow Agent shall provide safekeeping services to each of the Escrow Parties identified in Schedule 7 (Safekept Documents). The Escrow Agent confirms that it has in place customary insurance arrangements for a reasonably prudent financial institution providing safekeeping services. Each Safekept Document identified in Schedule 7 (Safekept Documents) will be held by the Escrow Agent for the corresponding Escrow Party identified in Schedule 7 (Safekept Documents). The records of the Safekept Documents maintained by the Escrow Agent will indicate that the Safekept Documents do not belong to the Escrow Agent and are segregated from the Escrow Agent’s assets.  The Escrow Agent is not acting under this Agreement as an investment manager, trustee, nor as an investment, legal or tax adviser to any Escrow Party for which it holds Safekept Documents, and the Escrow Agent’s duty in respect of the Safekept Documents is solely to safekeep the Safekept Documents in accordance with the applicable terms of this Agreement.

6.2
Each of the Escrow Parties authorises the Escrow Agent to do all such things as may be reasonably necessary to perform its obligations under this Agreement without any instructions from any Escrow Party (except where Instructions are required under this Agreement), including without limitation signing any documentation specifically required under Applicable Law. Unless relevant terms and procedures have been separately agreed between the Escrow Agent and an Escrow Party for whom the Escrow Agent holds Safekept Documents, the Escrow Agent shall have no obligation to, and shall not, procure the exercise of any rights (whether voting rights, corporation action rights or otherwise) arising in connection with such Escrow Party’s Safekept Documents.

6.3	Each Escrow Party for whom the Escrow Agent holds Safekept Documents shall be solely responsible, in respect of itself, for all filings, tax returns and reports on any transactions in respect of any of its Safekept Documents or otherwise relating to any of its Safekept Documents as may be required by any relevant authority, governmental or otherwise.
7.	ESCROW AGENT
7.1	To induce the Escrow Agent to act hereunder, it is further agreed by each Escrow Party that:
(a)	the Escrow Agent shall not be under any duty to give the Cash Amount or Custody Cash any greater degree of care than it gives to amounts held for its general banking customers;
(b)
none of the Cash Accounts or the Custody Cash Account may go into overdraft, and neither the Escrow Agent nor any of its officers, employees or agents shall be required to make any payment or distribution to the extent that the Cash Amount or Custody Cash is insufficient and shall incur no liability whatsoever from any non-payment or non-distribution in such circumstances;

(c)
the Escrow Parties unconditionally agree to the use of any form of telephonic or electronic monitoring or recording by the Escrow Agent according to the Escrow Agent’s standard operating procedures or as the Escrow Agent, acting reasonably, deems appropriate for security and service purposes, and that such recording may be produced as evidence in any proceedings brought in connection with this Agreement;

(d)	(i)	neither the Escrow Agent nor any of its officers, employees or agents shall be liable to any person or entity including but not limited to the Escrow Parties for any loss, liability, claim, debts, action, damages or expenses arising out of or in connection with its performance of or its failure to perform any of its obligations under this Agreement (other than the Custody Terms) save as are caused by its own gross negligence, wilful default or fraud;
(ii)
the Escrow Agent shall not be responsible for any loss or damage, or failure to comply or delay in complying with any duty or obligation under or pursuant to this Agreement arising as a result of any Force Majeure Event or any event where, in the opinion of the Escrow Agent, acting reasonably, performance of any duty or obligation under or pursuant to this Agreement would or may result in the Escrow Agent being in breach of Applicable Law or any Judgment, or practice, request, direction, notice, announcement or similar action of any relevant Authority, stock exchange or self-regulatory organisation to which the Escrow Agent is subject (including, without limitation, those of: (i) the European Union; (ii) the United States of America or any jurisdiction forming a part of it; (iii) the Republic of Turkey; (iv) England and Wales; and (v) the British Virgin Islands) and the Escrow Agent may without liability do anything which is, in its opinion, acting reasonably, necessary to comply with any such law, rule or regulation;

(iii)
in the case of a Force Majeure Event or other event contemplated by Clause 7.1(d)(ii), the obligations of the Escrow Agent will be suspended for so long as the Force Majeure Event or other event as aforesaid continues (and neither it nor any member of the Citi Organisation shall become liable for any loss or damage arising out of, or any consequence of, such suspension). The Escrow Parties agree that neither the Escrow Agent nor any member of the Citi Organisation is responsible or liable for any action taken to comply with sanctions or government requirements. Upon the occurrence of any Force Majeure Event, to the extent allowed by applicable law, the Escrow Agent shall use its reasonable efforts to minimise the effect of the Force Majeure Event on the Escrow Parties. The Escrow Agent confirms that it maintains and regularly tests disaster recovery plans and contingency back-up services which meet the standards to be expected of an internationally regulated financial institution; and
(iv)
the Escrow Agent shall be under no obligation to monitor the potential future impact on its obligations hereunder of any actual or potential Force Majeure Event.  Without prejudice to the preceding sentence:

(A)	if the Escrow Agent (in its capacity as such) has identified such a potential future impact; or
(B)	if any Escrow Party has, acting reasonably, by notice to the Escrow Agent requested the Escrow Agent to confirm if it has identified such a potential future impact, then the Escrow Agent shall, to the extent allowed by applicable law, promptly notify the Escrow Parties if, as applicable: (i)  it believes, acting in good faith, that it will, or expects that it will, be unable to comply in full with any of its material obligations under this Agreement for reasons related to the actual or potential Force Majeure Event (whether related to the COVID-19 virus or any other Force Majeure Event) (and, having provided such notification, shall notify the Escrow Parties of any material change to the circumstances which gave rise to such notification); or (ii) that it has not identified such a potential future impact; and
(v)
notwithstanding the foregoing, under no circumstances will the Escrow Agent be liable to any Party or any other person for any indirect, incidental, or consequential loss or damage (being, inter alia, loss of business, goodwill, opportunity or profit) even if advised of such loss or damage;

(e)	without prejudice to Clause 7.1(f), the Escrow Agent shall not be obliged to make any payment or otherwise to act on any Instruction notified to it under this Agreement if it is unable:
(i)	to verify any signature pursuant to any request or Instruction against the specimen signature provided for the Relevant Authorised Representative(s) hereunder; or
(ii)	to validate the authenticity of the request by telephoning a Call-back Contact who has not executed the relevant request or Instruction as an Authorised Representative of the relevant Party;
(f)
subject to Clause 7.1(g), the Escrow Agent shall be entitled to rely upon any Judgment, award, certification, demand, notice, or other written instrument (including any Instruction or any requirement and/or request for information delivered by a person or Authority referred to in Clause 7.4) delivered to it hereunder without being required to determine its authenticity or the correctness of any fact stated therein or the validity of the service thereof. The Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that any person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorised to do so;

(g)	the Escrow Parties acknowledge that:
(i)	the Escrow Agent is authorised to rely conclusively upon any Instruction received by any means agreed hereunder or otherwise agreed by all Parties if it believes in good faith that such Instruction has been executed in compliance with the requirements of this Agreement; and
(ii)
notwithstanding any other provision hereof, the Escrow Agent shall have the right to refuse to act on any Instruction where, acting reasonably, it doubts its contents, authorisation, origination or compliance with this Agreement and will promptly notify the Escrow Parties of its decision;

(h)
the Escrow Agent may consult lawyers (or other appropriate professional advisers) in connection with this Agreement and hereby agrees to disclose, where legally permissible, a summary of the advice on which it intends to rely to the Escrow Parties upon request. Without prejudice to Clauses 7.1(d)(i) the Escrow Agent shall not be liable for any action taken or omitted in accordance with such advice (in the absence of such advice containing a material manifest error);

(i)
this Clause 7.1(i), Clause 7.1(d), Clause 7.1(f) and Clause 7.1(g) above and Clause 7.4, Clause 10.2(a), Clause 12.4(a), Clause 13, Clause 14, Clause 15, Clause 16, Clause 17 and Sections 5.1.2, 5.1.3, 5.1.8, 6. 7.4, 8.4.2, 10 and 11 of the Custody Terms, shall survive notwithstanding any termination of this Agreement or the Custody Terms or the resignation or replacement of the Escrow Agent, except that the survival of Clause 14 is limited as set out in Clause 14.8; and

(j)	in the event of:
(i)	adverse or conflicting claims, demands or Instructions being made, threatened or given in connection with the Escrow Property; or
(ii)	the Escrow Agent in good faith concluding that its duties hereunder are unclear in a material respect, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any claims, demands or Instructions with respect to the Escrow Property either;
(a)	for so long as such adverse or conflicting claims, demands or Instructions continue; or
(b)	until the Escrow Agent’s duties have been clarified to the satisfaction of the Escrow Agent (acting reasonably), and the Escrow Agent shall not be or become liable in any way to an Escrow Party for failure or refusal to comply with such claims, demands or Instructions and the Escrow Agent shall be entitled: (i) to refuse to act; and (ii) to retain the Escrow Property until required to release it in accordance with Clause 5.2(c).
7.2
If the Escrow Agent is required to deliver the Safekept Documents or any part thereof to any Escrow Party pursuant to and in accordance with this Agreement, it shall do so (as directed by the recipient of the Safekept Documents) either:

(a)	in person at the location identified in the definition of “Vault” by prior appointment; or
(b)	via international courier to the relevant address specified in Clause 11.
The Escrow Agent shall have no additional duties in this regard and shall not be liable to any person for any cost, loss or liability which may result from this form of delivery or from the loss or destruction of any Safekept Documents that may result therefrom. The Escrow Agent shall not under any circumstances be required to insure any Safekept Documents being so delivered and the risk of any loss or destruction of such Safekept Documents shall be borne by the Escrow Party to whom such Safekept Documents are to be delivered.
7.3
The Escrow Agent shall not be responsible for the legality, validity, binding nature or enforceability of any Safekept Documents or any other document delivered to it pursuant to and in accordance with this Agreement and shall have no liability to any person if any such Safekept Documents or other such document is not legal, valid, binding or enforceable.

7.4	Notwithstanding any other terms of this Agreement:
(a)
Each Escrow Party acknowledges, and where required by Applicable Law consents to, the processing (as data controller), transfer and disclosure by the Escrow Agent, to the extent necessary for the purpose of its performance of this Agreement and in accordance with any Applicable Law, of any information relating to or provided by that Escrow Party (including banking secrets, personal data and other confidential information).

(b)
An Authorised Recipient may transfer and disclose any such information as is required or requested by any court, legal process, Applicable Law or Authority, including an auditor of an Escrow Party and including any payor or payee as required by Applicable Law, and may use (and its performance will be subject to the rules of) any communications, clearing or payment systems, intermediary bank or other system.

(c)
Each Escrow Party acknowledges that the transfers permitted by this Clause 7.4 may, subject to compliance with Applicable Law, include transfers to jurisdictions which do not have strict data protection or data privacy laws.

(d)
Each Escrow Party represents that it has provided to and secured from any person regarding whom it has provided information (including any personal data) to the Escrow Agent any notices, consents and waivers necessary to permit the processing, transfer and disclosure of that information as permitted by this Clause 7.4 and that it will provide such notices and secure such necessary consents and waivers in advance of providing similar information (including any personal data) to the Escrow Agent in the future.

8.	REPRESENTATIONS AND WARRANTIES
8.1	Each Escrow Party severally and with respect to itself represents and warrants to the Escrow Agent that:
(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not insolvent or subject to any insolvency procedure;
(b)	it has the power to enter into and perform its obligations under this Agreement which constitutes its legally binding and enforceable obligations;
(c)	this Agreement and the underlying transaction to which it relates will not conflict in any material respect with:
(i)	laws, regulations or any official or judicial order or control applicable to it;
(ii)	its constitutional documents; or
(iii)	any agreement to which it is a party or which is binding upon it or its assets;

(d)
save for, in the case of TVF BTIH, any and all rights of sovereign immunity (whether characterized as state immunity, sovereign immunity, act of state or otherwise) as to it or any of its property under the laws of the Republic of Turkey, neither it nor any of its assets enjoys a right of immunity from set off, proceedings or execution in respect of its obligations under this Agreement and each Instruction;

(e)
all governmental and other consents and/or approvals that are required to be obtained by it with respect to this Agreement or payments under it, including but not limited to all exchange control approvals from a central bank or other similar authority have been (or will be prior to the Escrow Establishment Date ) obtained and are (or will be prior to the Escrow Establishment Date) in full force and effect and all conditions of any consents and/or approvals have been complied with (or will be prior to the Escrow Establishment Date);

(f)
if it is an Escrow Party for whom the Escrow Agent holds Safekept Documents, it shall at all times, be entitled or otherwise duly authorised to deal with all or any of the Safekept Documents held for it by the Escrow Agent as envisaged in this Agreement; and

(g)
if it is an Escrow Party for whom the Escrow Agent holds Safekept Documents, all Safekept Documents held for it by the Escrow Agent shall be free from all liens, charges and other encumbrances, or all liens, charges and other encumbrances to which they are subject shall have been waived or suspended.

8.2	The Escrow Agent represents and warrants to each Escrow Party that:
(a)	it is duly incorporated and validly existing under the laws of its jurisdiction of incorporation, and is not insolvent or subject to any insolvency procedure; and
(b)	it has the power to enter into and perform its obligations under this Agreement which constitutes its legally binding and enforceable obligations.
8.3	Each Escrow Party acknowledges and agrees that it has read and understood the information set out in Schedule 5 (Regulatory Statements And Provisions).
9.	REPLACEMENT OF ESCROW AGENT
9.1
The Escrow Parties, acting jointly, may at any time replace the Escrow Agent by giving: (a) written notice in accordance with Clause 11 to such effect; and (b) details of such replacement including the account details of such replacement to the Escrow Agent.

9.2
The Escrow Agent may at any time resign for any reason by giving written notice (a “Resignation Notice”) to such effect to the Escrow Parties, such resignation to take effect in accordance with Clause 9.4. On receipt of a Resignation Notice the Escrow Parties shall, acting jointly, appoint a replacement as soon as practicable and in any event within sixty (60) days of receipt (or deemed receipt) by them of a Resignation Notice hereunder (the “Successor Appointment Period”) by giving (a) written notice in accordance with Clause 11 to such effect; and (b) details of such replacement including the details of such replacement to the Escrow Agent.

9.3
Within five (5) Business Days of receipt of written notice and details in accordance with Clauses 9.1 or 9.2 the Escrow Agent shall transfer the Escrow Property to such replacement escrow agent. If by the last day of the Successor Appointment Period the Escrow Agent has not received written notice that a replacement has been appointed the Escrow Agent may at any time take any steps it deems appropriate to appoint the same.
9.4	The resignation of the Escrow Agent will take effect on the date of the transfer of the Escrow Property pursuant to Clause 9.3 (such date being the “Resignation Date”).
9.5	From the end of the Successor Appointment Period until the Resignation Date the Escrow Agent shall not be obliged to (but may, in its absolute discretion) act in accordance with any Instruction.
10.	FEES AND EXPENSES
10.1	In consideration of the performance of its roles as Escrow Agent and Custodian under this Agreement:
(a)
each Lead Escrow Party shall pay one-third of the total aggregate Fees, excluding any Utilisation Fee, to the Escrow Agent and shall be jointly and severally liable for each such payment by each other Lead Escrow Party;

(b)	TVF BTIH shall pay to the Escrow Agent in full any Utilisation Fee payable in respect of the TVF BTIH Cash Account as specified in any invoice sent by the Escrow Agent to TVF BTIH from time to time;
(c)	ATTL shall pay to the Escrow Agent in full any Utilisation Fee payable in respect of the IMTIS Holdings Cash Account as specified in any invoice sent by the Escrow Agent to ATTL from time to time; and
(d)
Turkcell Holding shall pay to the Escrow Agent in full any Utilisation Fee payable in respect of the Turkcell Holding Cash Account as specified in any invoice sent by the Escrow Agent to Turkcell Holding from time to time.

10.2	In addition to the Fees payable under Clause 10.1:
(a)
the Escrow Parties shall jointly and severally on demand, indemnify and keep the Escrow Agent (and, without limitation, its directors, officers, agents and employees) indemnified and hold each of them harmless from and against any and all losses, liabilities, claims, Taxes, debts, actions, damages, fees and expenses, (including the properly incurred fees and disbursements of professional advisers, including lawyers, engaged by the Escrow Agent), arising out of or in connection with this Agreement (including, without limitation, in connection with any matter described in Clause 9 and sub-clause (b) below, or the Custody Terms), including as a result of the Escrow Agent’s appointment or the performance of its role under this Agreement, save as are caused by the Escrow Agent’s own gross negligence, wilful default or fraud;

(b)
Without prejudice to the joint and several liability pursuant to Clause 10.2(a), the Escrow Parties shall be jointly and severally liable to pay to the Escrow Agent: (i) all out-of-pocket expenses properly incurred by the Escrow Agent in performance of its role under this Agreement (including, but not limited to, all legal fees, stamp and other documentary duties or Taxes and expenses incurred in connection with the preparation and negotiation of this Agreement) and/or expenses of any transfers of all or part of the Escrow Property including but not limited to charges imposed by any banks or other third parties in relation to any such transfer; and (ii) additional remuneration at the Escrow Agent’s prevailing rate from time to time if: (y) the Escrow Agent is required to undertake work which it considers, acting reasonably, to be of an extraordinary nature; and (z) the Escrow Agent has, to the extent reasonably practicable, given each Escrow Party prior notice of the Escrow Agent’s intention to charge such additional remuneration. The Parties acknowledge that work of an extraordinary nature includes, without limitation:

(i)
involvement by the Escrow Agent in any disputes between the Parties relating to this Agreement or the Escrow Property (excluding any dispute brought by the Escrow Agent against the Escrow Parties (or any of them), or brought by the Escrow Parties (or any of them) against the Escrow Agent, to the extent that the Escrow Agent has in such dispute been determined to be at fault and liable under the terms of this Agreement by a Judgment which constitutes a final adjudication in the jurisdiction in which it was issued of such dispute by a court or tribunal of competent jurisdiction, and respecting which Judgment the time for appeal in the jurisdiction in which it was issued has expired without an appeal having been made and no further appeal of such Judgment can be made in the jurisdiction in which it was issued);

(ii)	material discussions as to the interpretation of this Agreement or Applicable Law;
(iii)
involvement in or association with any legal or regulatory proceedings between the Parties relating to this Agreement (excluding any dispute brought by the Escrow Agent against the Escrow Parties (or any of them), or brought by the Escrow Parties (or any of them) against the Escrow Agent, to the extent that the Escrow Agent has in such dispute been determined to be at fault and liable under the terms of this Agreement by a Judgment which constitutes a final adjudication in the jurisdiction in which it was issued of such dispute by a court or tribunal of competent jurisdiction, and respecting which Judgment the time for appeal in the jurisdiction in which it was issued has expired without an appeal having been made and no further appeal of such Judgment can be made in the jurisdiction in which it was issued);

(iv)	issues arising out of an insolvency or similar procedure relating to an Escrow Party;
(v)
material amendments to this Agreement proposed by the Escrow Parties (or any of them), or proposed by the Escrow Agent to facilitate compliance with any Applicable Law, or work associated with the review and/or execution of any additional documentation not in the contemplation of all of the Parties at the date of this Agreement

10.3	All amounts of whatever nature payable to, and recoverable by, the Escrow Agent pursuant to the terms of this Agreement shall be payable, without set-off or counterclaim, by the relevant Escrow Party:
(a)	in the case of the Escrow Agent’s Fees within thirty (30) days; and
(b)	in the case of any other sum due to the Escrow Agent within ten (10) days;
of, in each case, the date of the relevant invoice.
10.4
Save as set out in Clause 5.4 and Section 14 of the Custody Terms, the Escrow Agent shall not be entitled to debit any Cash Account or Custody Cash Account in order to satisfy any fees or expenses to which it is entitled under this Agreement.

10.5	If the Escrow Agent resigns in accordance with Clause 9.2, the Escrow Agent shall promptly pay an amount equal to one third of the Reimbursement Amount to each Lead Escrow Party, except that no Reimbursement Amount shall be payable where the Escrow Agent has resigned in accordance with Clause 9.2 as a result of Applicable Law, the impact of sanctions, or a material or repeated breach of this Agreement or any act of bad faith by any of the Escrow Parties.
10.6	In Clause 10.5, “Reimbursement Amount” means, if the effective date of the Escrow Agent’s resignation is:
(a)
after the date of this Agreement but prior to the Escrow Establishment Date, an amount equal to fifty (50) per cent of the Acceptance Fee which has been received by the Escrow Agent as at the effective date of the Escrow Agent’s resignation; or

(b)
on or within the three (3) month period following the Escrow Establishment Date, an amount equal to fifty (50) per cent of the Administration Fee which has been received by the Escrow Agent as at the effective date of the Escrow Agent’s resignation; or

(c)
after the end of the three (3) month period following the Escrow Establishment Date, an amount equal to fifty (50) per cent of the Extension Administration Fees which have been received by the Escrow Agent as at the effective date of the Escrow Agent’s resignation.

11.	NOTICES
11.1
Any Instruction and any communication under Clauses 9.1 and 9.2 shall only be sent in ‘PDF’ format (or equivalent acceptable to the Escrow Agent) via e-mail to the Escrow Agent’s e-mail address set out in Clause 11.3.

11.2
Amendments to Schedule 4 (Authorised Representatives and Call-back Contacts) or any communication under Clause 5.7 shall only be sent in original form delivered either in person or by post to the Escrow Agent’s address set out in Clause 11.3.

11.3
All communications required pursuant to this Agreement shall be in writing, in English, and may (subject to Clauses 11.1 and 11.2) be given or made in person, by post or via e-mail communication addressed to the respective Party as follows:

(a)
if to an Escrow Party, in accordance with the details specified for that Escrow Party in Schedule 8 (Notice Details), or such other details as such Escrow Party may notify to each other Party by not less than five (5) Business Days’ notice;

(b)	if to the Escrow Agent:
Citigroup Centre,
Canada Square,
Canary Wharf,
London E14 5LB,
United Kingdom
Attention:	Specialised Agency Group
E-mail (for Payment Instructions):	at.instructions@citi.com
E-mail (for Custody Instructions):	custodyqueries@citi.com
E-mail (for Delivery Instructions):	at.instructions@citi.com
E-mail (for general correspondence):	GSS.SPAGACCOUNTBANK@CITI.COM

or such other details as the Escrow Agent may notify to each Party by not less than five (5) Business Days’ notice.
11.4	Except as provided below, any communication in connection with this Agreement will be deemed to be given as follows:
(a)	if delivered in person, or via international courier, at the time of delivery;
(b)	if posted, two (2) Business Days after being deposited in the post, postage prepaid, in a correctly addressed envelope; and
(c)	if by e-mail or any other electronic communication, when received in legible form.
11.5	A communication received on a non-Business Day or after close of business on a Business Day in the place of receipt will only be deemed to be given on the next Business Day in that place.
11.6	Notwithstanding the provisions of Clause 11.4, communication to the Escrow Agent will only be effective on actual receipt by the Escrow Agent.
12.	GENERAL
12.1
This Agreement shall be binding upon and inure solely for the benefit of the Parties and their respective successors and assigns.  Other than as expressly contemplated in this Agreement, no Escrow Party may transfer or assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties. The Escrow Agent may transfer and/or assign any of its rights or obligations under this Agreement to any Citi Organisation without the consent of any Escrow Party and otherwise shall not transfer and/or assign any of its rights or obligations under this Agreement without the prior written consent of the Escrow Parties.

12.2
All changes and modifications to be made to this Agreement shall be valid only if they are made in writing and signed by each Party and/or its Relevant Authorised Representative(s), except for changes or modifications to factual details relating to an Escrow Party: (i) in respect of the Cash Accounts and the Custody Cash Accounts; or (ii) in Clause 11 (Notices), Schedule 1 (Form of Payment Instruction) (save for changes to the particular accounts to or from which such payments are to be made), Schedule 2 (Form of Delivery Instruction) (save for changes to the particular Escrow Parties to or from whom such property is to be delivered), Schedule 3 (Form of Confirmation), Schedule 4 (Authorised Representatives and Call-back Contacts), Appendix 2 (Form of Custody Instruction) to Schedule 6 (Custody Terms), Schedule 8 (Notice Details), Schedule 9 (Process Agents) or Schedule 11 (Persons listed for the purposes of Clause 4.2, 5.8 and Clause 16.4(e)), which may be amended by that Escrow Party by sending notice to the Escrow Agent, with a copy of such notice to each other Escrow Party, in accordance with Clause 11. The Escrow Agent is entitled to rely on a notice of changes permitted by the preceding sentence from an Escrow Party, and (subject to any other timeframe specified in this Agreement) such notice shall be effective to make such changes two Business Days after the Business Day on which it is received by the Escrow Agent, whether or not, and the Escrow Agent is not obliged to confirm that, such Escrow Party has sent a copy of such notice to each other Escrow Party. The Escrow Agent shall not be bound by any modification of this Agreement, including the transfer of any interest hereunder, unless such modification is in writing and signed by the Escrow Agent.

12.3
A waiver of rights under this Agreement may only be granted by the Party whose rights are being waived and shall be notified to the other Parties in writing in accordance with Clause 11. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision and any extension of time for the performance of any obligation shall not be deemed to be an extension of time for the performance of any other obligation.
12.4	(a)	This Agreement and the Fee Letter contain the whole agreement between the Escrow Agent, on the one hand, and the Escrow Parties, on the other hand, relating to the subject matter of this Agreement and the Fee Letter at the date of this Agreement and the Fee Letter to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement and the Fee Letter.
(b)	Nothing in this Agreement constitutes an amendment, waiver or exercise of any right or power under any Underlying Agreement.
(c)	The Escrow Agent shall not be bound by the provisions of any Underlying Agreement, whether or not such agreement has been previously disclosed to the Escrow Agent.
(d)	Each Party acknowledges that it has not been induced to enter into this Agreement by any representation, warranty or undertaking not expressly incorporated into it.
(e)
No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) which mentions the name of the Escrow Agent or the rights, powers, or duties of the Escrow Agent shall be publicly issued by any Escrow Party or on its behalf unless the Escrow Agent has given its express written consent thereto (such consent not to be unreasonably withheld where such publication is required by Applicable Law), but the Escrow Agent hereby gives its express written consent to any reference to the name of the Escrow Agent or the rights, powers, or duties of the Escrow Agent which is included in any Section 13D filing made with the Securities and Exchange Commission in the United States by or on behalf of any Escrow Party.

(f)	Except as provided hereunder and except to the extent required otherwise under Applicable Law:
(i)	the obligations and duties of the Escrow Agent are binding only on the Escrow Agent and are not obligations or duties of any other Citi Organisation; and
(ii)
the respective rights of an Escrow Party with respect to the Escrow Agent extend only to the Escrow Agent and, except to the extent required under Applicable Law, do not extend to any other Citi Organisation.

12.5
If a provision of this Agreement (including, for the avoidance of doubt, the Custody Terms) or Instruction is or becomes illegal, invalid or unenforceable in any jurisdiction, then that shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement, or the respective Instruction, as the case may be.

12.6
This Agreement and any Instruction may be executed in any number of counterparts, each having the same effect as if the signatures on the counterparts were on a single copy of this Agreement or such Instruction, as the case may be, and the counterparts shall together constitute one and the same instrument. Where two or more Authorised Representatives of the same Escrow Party execute any Instruction on behalf of such Escrow Party in accordance with the terms of this Agreement, such Authorised Representatives need not sign the same counterpart.

12.7
A person who is not party to this Agreement may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.  Further, notwithstanding any term of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement, and any such variation, waiver or termination may be made without regard for the interests of any third party.  The Escrow Parties agree that no third party may rely on this Agreement to any extent whatsoever.
13.	GOVERNING LAW AND ARBITRATION
13.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
13.2
Any dispute, controversy or claim, be it contractual or non-contractual, arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the ICC Rules, which are deemed to be incorporated by reference into this Clause 13.2.

(a)
The number of arbitrators shall be three (3), appointed in accordance with the ICC Rules, except that the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by the two arbitrators chosen by or on behalf of the parties. If he is not chosen and appointed within fifteen (15) days of the date on which the later of the two-party appointed arbitrators is appointed, he shall be appointed by the International Court of Arbitration of the ICC.

(b)	The seat of the arbitration shall be London, England.
(c)	The arbitration shall be conducted in the English language.
(d)
A Party submitting a Request for Arbitration (as such term is used in the ICC Rules) or initiating a counterclaim in proceedings commenced under this Clause 13.2 shall promptly give notice to each of the Parties to this Agreement and provide a copy of the Request for Arbitration or notice of counterclaim. Any Party so notified which wishes to make any application (including an application by that Party to be joined as a party to the arbitration) pursuant to Article 7 or Article 10 of the ICC Rules may do so within thirty (30) days (or such other period of time as may be fixed by the International Court of Arbitration of the ICC) of the receipt of such notice.

(e)	For the purposes of Article 7 of the ICC Rules, each of the Parties irrevocably agrees:
(i)	to be joined as an additional party to an arbitration commenced pursuant to this Clause 13.2; and
(ii)
to the joinder of any other Party as an additional party to an arbitration commenced under this Clause 13.2, be the application for joinder made before or after the confirmation or appointment of any arbitrator.

(f)
For the purposes of Article 10 of the ICC Rules, each of the Parties irrevocably agrees that the International Court of Arbitration of the ICC may at the request of a party pursuant to Clause 13.2(d) above consolidate an arbitration proceeding arising under this Clause 13.2 (the “Existing Dispute”) with any other arbitration arising under this Clause 13.2 which raises questions of fact or law which are substantially the same as those to be determined in the Existing Dispute (the “Related Dispute”) provided that the International Court of Arbitration of the ICC determines that:

(i)	it would be just and equitable and procedurally efficient to do so; and
(ii)	no party to either the Existing Dispute or the Related Dispute would be materially prejudiced as a result.

(g)
It is agreed that the arbitrators shall have no authority to award exemplary or punitive damages of any type under any circumstances whether or not such damages may be available under the applicable law, each of the Parties hereby waiving their right, if any, to recover such damages.

(h)	The Parties agree that the arbitrators shall have power to award on a provisional basis any relief that they would have power to grant on a final award.
(i)	This arbitration clause, including its validity and scope, shall be governed by English law.
(j)
Without prejudice to the powers of the arbitrators provided by the ICC Rules, statute or otherwise, the arbitrators shall have power at any time, on the basis of written evidence and the submissions of the parties alone, to make an award in favour of the claimant (or the respondent if a counterclaim) in respect of any claims (or counterclaims) to which there is no reasonably arguable defence, either at all or except as to the amount of any damages or other sum to be awarded.

(k)
Nothing in this Clause 13.2 shall be construed as preventing any Party from seeking conservatory or similar interim relief in any court of competent jurisdiction nor shall anything in this Clause 13.2 prohibit a Party from bringing an action to enforce a money judgment in any other jurisdiction.

(l)
The Parties agree that the arbitration and any facts, documents, awards or other information related to or created for the purpose of the arbitration or the dispute, controversy or claim to which it relates shall be kept strictly confidential and shall not be disclosed to any third party without the express written consent of the other Parties, unless such disclosure is required to comply with any legal or regulatory requirement, to protect or pursue a legal right, or to enforce or challenge an arbitral award in legal proceedings before a state court or other legal authority.

13.3
Without prejudice to any other mode of service allowed under any applicable law, each Escrow Party confirms that it has appointed as its agent for service of process, and that the documents which start or are otherwise required to be served in relation to any proceedings before the English courts or (to the extent applicable) any arbitral tribunal in connection with this Agreement may be served on the person specified in Schedule 9 (Process Agents) in relation to such Escrow Party. Each Escrow Party shall, if the appointment of its process agent identified in Schedule 9 (Process Agents) ceases to be effective, immediately appoint a further person in England to accept service of process on its behalf in England and notify the other Parties of the name and address of such further person.  Failing such appointment within thirty (30) days, the Escrow Agent shall be entitled to appoint such further person as process agent of the relevant Escrow Party and notify the other Parties of the name and address of such process agent.

14.	CONFIDENTIALITY
14.1	In this Clause 14:
(a)	“Affiliate” means, with respect to the Disclosing Parties, a person:
(i)	in the case of ATTL, each person that, directly or indirectly, through one or more intermediaries, is Controlled by LetterOne Investment Holdings S.A.; and
(ii)
in the case of any other person, each person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such person, provided always that, none of the Republic of Turkey, the Turkish state, the government of the Republic of Turkey from time to time, Turkcell Holding, any subsidiary of Turkcell Holding or Turkcell shall be regarded as being an Affiliate of any Disclosing Party for the purposes of this Clause 14.
(b)
“Confidential Information” means all information in whatever form (including, without limitation, written, oral, visual or electronic form) relating to (i) this Agreement, any Underlying Agreement or any transaction contemplated by this Agreement or any Underlying Agreement, (ii) Turkcell, its Group or their respective businesses, affairs or assets, or (iii) in relation to a Disclosing Party, such Disclosing Party, its Group or their respective businesses, affairs or assets, as the case may be, that is disclosed, whether before or after the date of this Agreement, by or on behalf of a Disclosing Party Connected Person to a Receiving Party Connected Person or which otherwise comes to the attention of any Receiving Party Connected Person with respect to the performance of the Receiving Party’s obligations under this Agreement, and will include any analyses, compilations, studies and other data and materials prepared by any Receiving Party Connected Person that contain or incorporate any such information; provided, however, that Confidential Information shall not include information:

(i)	that is generally available to the public or becomes known to the public other than as a result of disclosure by any Receiving Party Connected Person contrary to the terms of this Clause 14;
(ii)
that was already known to any Receiving Party Connected Person (other than as a result of Confidential Information previously having been provided to any such Receiving Party Connected Person) and is not subject to any confidentiality or similar restriction;

(iii)
that was disclosed to any Receiving Party Connected Person by a third party which, to the Receiving Party Connected Person’s reasonable knowledge and belief, is not required to maintain the confidentiality of such information;

(iv)	that was independently developed by the Receiving Party Connected Person; or
(v)
to the extent the Disclosing Parties have given their prior written consent (or, as the case may be, the relevant Disclosing Party to whom the Confidential Information relates has given its prior written consent) to such Confidential Information being disclosed by any Receiving Party Connected Person.

Confidential Information also includes the fact and terms of any discussions between the Parties with respect to this Agreement or any Underlying Agreement.
(c)	“Control” means the:
(i)
possession, directly or indirectly, of the power to direct, or cause the direction of, management and policies of a person whether through the ownership of voting securities, by agreement or otherwise;

(ii)	power to elect more than half of the directors, partners or other individuals exercising similar authority with respect to a person; or
(iii)	possession, directly or indirectly, of a voting interest in excess of 50 per cent in a person, and the terms Controlled by or under common Control with shall be construed accordingly.

(d)	“Disclosing Party” means an Escrow Party.
(e)	“Disclosing Party Connected Person” means, in relation to a Disclosing Party, the Disclosing Party, any other member of its Group, or any of its or their respective Representatives.
(f)	“Group” means:
(i)
in respect of any person other than a Disclosing Party, (A) that person, (B) each of the direct or indirect parent undertakings of that person, and (C) each of the direct or indirect subsidiary undertakings of each such parent undertaking; and

(ii)	in respect of a Disclosing Party, such Disclosing Party and each of its Affiliates.
(g)	“Receiving Party” means the Escrow Agent.
(h)	“Receiving Party Connected Person” means the Receiving Party, any other member of its Group, and any of its or their respective Representatives.
(i)	“Representatives” means, in respect of any person, such person’s directors, officers, employees, partners, associates, managers, consultants, professional advisers and agents.
14.2
The Receiving Party undertakes to the Disclosing Parties that the Receiving Party shall, and shall require that each other Receiving Party Connected Person shall (i) hold in confidence and, except as otherwise permitted by this Clause 14, not publish or disclose to any third party any Confidential Information without the prior written consent of the Disclosing Parties (or, as the case may be, the relevant Disclosing Party to whom the Confidential Information relates) and (ii) use the same degree of care (and in any event not less than reasonable care) to safeguard the confidentiality of the Confidential Information that it uses to protect its own secret or confidential information of a similar nature.  The Receiving Party agrees to limit any disclosure of the Confidential Information only to any other member of its Group and any of its or their respective Representatives who have a need to know and have access to the Confidential Information, and to advise such persons of the Receiving Party’s obligations under this Clause 14.

14.3
Subject always to Clause 7.4, the Receiving Party undertakes to the Disclosing Parties that the Receiving Party shall, and shall require that each other Receiving Party Connected Person shall, use the Confidential Information only in connection with the performance of the Receiving Party’s obligations under this Agreement but not for any other purpose.

14.4	The Receiving Party acknowledges that none of the Confidential Information is the property of the Receiving Party or that of any other Receiving Party Connected Person.
14.5
At the request of the Disclosing Parties (or, as the case may be, relevant Disclosing Party to whom the Confidential Information relates) and promptly after such request, the Receiving Party shall (and shall require that each other Receiving Party Connected Person shall) promptly (except as otherwise required by law or by any applicable regulatory requirements) either return to the Disclosing Parties or relevant Disclosing Party or destroy (at the Receiving Party’s option) all data in whatever form (including but not limited to all documents, papers and computer tapes and discs) containing, derived from or based on any Confidential Information, together with any copies thereof and shall upon written request confirm to the Disclosing Parties or relevant Disclosing Party in writing that all such information has been returned or destroyed (as the case may be) provided that the Receiving Party or any other Receiving Party Connected Person shall be entitled to retain Confidential Information for the sole purpose of complying with reporting, regulatory or legal requirements, or its respective bona fide internal compliance requirements or its respective auto archiving and back up procedures, provided further that, any information so retained by the Receiving Party or any other Receiving Party Connected Person must continue to be held confidentially by no less restrictive means than they hold their own confidential information in accordance with the terms of this Clause 14.
14.6
The Receiving Party shall promptly notify the Disclosing Parties (or, as the case may be, the relevant Disclosing Party to whom the Confidential Information relates) in writing (to the extent lawful and practicable) if any Confidential Information may be required to be disclosed by the Receiving Party or any other Receiving Party Connected Person pursuant to any provision of law, rule, regulation, judicial order, administrative order, subpoena, interrogatory, discovery request, investigative demand or other applicable regulatory or stock exchange requirements or legal process or binding order of a competent authority. The Receiving Party (or any other Receiving Party Connected Person) will be permitted to furnish and disclose such Confidential Information required to be disclosed, provided, however, that the Receiving Party shall (to the extent not prohibited by law or regulation) provide reasonable cooperation to the Disclosing Parties (or, as the case may be, the relevant Disclosing Party to whom the Confidential Information relates) (including where the Disclosing Parties or relevant Disclosing Party are/is exhausting all possible challenges) so that the Disclosing Parties or relevant Disclosing Party may seek an appropriate protective order.

14.7
The Receiving Party acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse.

14.8
Notwithstanding Clause 7.1(i), following the effective termination of this Agreement in accordance with Clause 16.1, or the resignation or replacement of the Escrow Agent in accordance with Clause 9, this Clause 14 shall cease to survive and shall cease to apply, in each case after the end of two (2) years following such date.

15.	WAIVER OF SOVEREIGN IMMUNITY
15.1	TVF BTIH:
(a)	irrevocably agrees that the transactions contemplated by this Agreement are commercial, that entry into this Agreement is a commercial and private act; and
(b)
submits to the determination of disputes in accordance with Clause 13 hereof and to the jurisdiction of all national courts for the purposes of enforcing any procedural order, interim or final award rendered in any such arbitration process.

15.2
TVF BTIH irrevocably waives and agrees not to assert any and all rights of sovereign immunity (whether characterized as state immunity, sovereign immunity, act of state or otherwise) in respect of itself and to the fullest extent permitted under the laws of the Republic of Turkey, as to any of its property including, in each case, in respect of the grant of interim relief (including interim or procedural relief which might be ordered by a court in aid of any arbitral process) and the execution of all interim or final arbitral awards made pursuant to Clause 13 hereof (including in respect of the enforcement of all court orders made in connection with such interim or final awards) anywhere in the world.
16.	TERMINATION
16.1	Subject to Clauses 16.3, 16.4 and 16.5, this Agreement shall terminate and the Escrow Agent shall be discharged from all duties and liabilities hereunder on the earlier of:
(a)	the date the Escrow Agent has distributed all of the Escrow Property in accordance with Clause 5.2; or
(b)
the day after the Escrow Establishment Date, if (i) all relevant amounts have not been credited to or received in each Cash Account by that date in accordance with Clause 4, (ii) the Securities have not been received in the Turkcell Holding Custody Account by that date in accordance with Clause 4, or (iii) the Safekept Documents have not been received by the Escrow Agent by that date in accordance with Clause 4, provided that if any Escrow Party, acting in good faith, notifies the Escrow Agent, by way of Instructions signed by the Relevant Authorised Representative(s) of such Escrow Party (and copied to each other Escrow Party) which are received by the Escrow Agent no later than the Business Day before the Escrow Establishment Date, that such Escrow Party will, or expects that it will, be unable to comply with its obligations under Clause 4.1 for reasons related to the COVID-19 virus or any other Force Majeure Event, the date of termination referred to in this Clause 16.1(b) shall be the day which is the fourteenth (14th) calendar day after the Escrow Establishment Date.  The Escrow Agent is entitled to rely on an Instruction received in accordance with this Clause 16.1(b) and such Instruction shall be effective to change the date of termination, whether or not, and the Escrow Agent is not obliged to confirm that, such Escrow Party has sent a copy of such Instruction to each other Escrow Party;

(c)
such date as the Underlying Agreements have terminated in accordance with their terms and the Escrow Agent has received an Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties confirming such termination;

(d)
the Long Stop Date, if there is a Cash Amount standing to the credit of any Cash Account and/or there are Securities credited to the Turkcell Holding Custody Account (or Custody Cash credited to the Custody Cash Account) and/or there are Safekept Documents held in accordance with the Safekeeping Arrangements; or

(e)
such date as the Escrow Agent has received an Instruction signed by the Relevant Authorised Representative(s) of each of the Escrow Parties substantially in the form set out at Schedule 12 (Form of Instruction – Clause 16.1(e)) confirming that the proposed amendments to the articles of association of Turkcell were not approved at the general assembly meeting of Turkcell.

16.2	Upon termination of this Agreement in accordance with Clause 16.1 the Escrow Agent shall promptly close the Escrow Accounts subject to and in accordance with Clauses 16.4 and 16.5.
16.3
Delivery of a notice of replacement or resignation of the Escrow Agent in accordance with Clause 9.1 or 9.2, as appropriate, shall be deemed a notice terminating the Custody Terms with effect from the date of the completion of the transfer of the Escrow Property in accordance with Clause 9.3.

16.4
Where any of Clauses 16.1(b) to 16.1(e) applies, in respect of any Cash held in a Cash Account, any Securities held by the Escrow Agent as custodian (or Custody Cash held by the Escrow Agent as banker) under the Custody Terms, and any Safekept Documents, unless the Escrow Agent has received from (and for this purpose the Escrow Agent may, notwithstanding any other terms of this Agreement, act on Instructions from solely) the relevant Escrow Party for whom such assets are held by the Escrow Agent to effect a different delivery of such Securities, Cash or Safekept Documents, the Escrow Agent shall as soon as reasonably practicable:
(a)	transfer all amounts standing to the credit of the TVF BTIH Cash Account to the TVF BTIH Designated Cash Account;
(b)	transfer all amounts standing to the credit of the IMTIS Holdings Cash Account to the IMTIS Holdings Designated Cash Account;
(c)	transfer all amounts standing to the credit of the Turkcell Holding Cash Account to the Turkcell Holding Designated USD Cash Account;
(d)
deliver any Securities standing to the credit of the Turkcell Holding Custody Account (and any Custody Cash standing to the credit of the Custody Cash Account) to, respectively the Turkcell Holding Designated Custody Account and the Turkcell Holding Designated TRY Cash Account; and

(e)
arrange a date on which all Safekept Documents held for each Escrow Party will be collected on behalf of each such Escrow Party by a person listed opposite the name of such Escrow Party in Schedule 11 (Persons listed for the purposes of Clause 4.2, 5.8 and Clause 16.4(e)) attending in person at the offices specified in the definition of “Vault” in Clause 1.1, or deliver any Safekept Documents held for an Escrow Party to the address of such Escrow Party as specified in Clause 11 via international courier.

16.5	Notwithstanding termination of this Agreement, the Custody Terms or any Instruction, the Escrow Agent may retain such amount of Securities or Cash as is necessary to settle, close out or complete any:
(a)	Instruction received by the Escrow Agent in accordance with the terms of this Agreement and not revoked; or
(b)	other transaction which the Escrow Agent was required or expressly permitted to effect in accordance with the terms of this Agreement (including the Custody Terms) or pursuant to Applicable Law.
in each case prior to the date of termination of this Agreement but which has not been settled, closed out or completed as of the date of termination of this Agreement.
16.6
If, for any reason whatsoever, the Escrow Agent is unable to deliver any Cash held in a Cash Account, any Securities held by the Escrow Agent as custodian (or any Custody Cash held by the Escrow Agent as banker) under the Custody Terms and/or any Safekept Documents to the relevant Escrow Parties in accordance with Clause 16.4, the Escrow Agent will continue to hold any such Cash and Securities, and safekeep any such Safekept Documents, until delivery to the relevant Escrow Party can be completed in accordance with Clause 16.4.  However, the Escrow Agent will provide no other services with regard to any such Securities except to collect and hold any cash distributions.

16.7
For the purposes of delivery of Safekept Documents by the Escrow Agent pursuant to Clause 16.4, each of Telia Finland, CTH, Turkcell Holding, ATTL, TVF BTIH and IMTIS Holdings confirms that it has authorised each of the natural persons listed in Schedule 11 (Persons listed for the purposes of Clause 4.2, 5.8 and Clause 16.4(e)) to receive on such Escrow Party's behalf from the Escrow Agent the Safekept Documents which the Escrow Agent is obliged to deliver to such

Escrow Party in accordance with Clause 16.4, and agrees that delivery of such Safekept Documents by the Escrow Agent to one of those listed persons for the benefit of such Escrow Party shall constitute delivery to such Escrow Party for the purpose of such clause.
17.	LANGUAGE
Certain clauses of this Agreement as set out in the Appendix to this Agreement have been, and any other provisions of this Agreement may be, translated into the Turkish language, but all Parties acknowledge and agree that the Turkish version of any provisions of this Agreement, including Clause 13 (Governing Law and Arbitration), are for administrative purposes only, only the English language text is authentic and binding on the Parties, and the Turkish language text shall not affect the interpretation of this Agreement.  In the event of any discrepancies between the English version and the Turkish version of any provisions of this Agreement, or any dispute regarding the interpretation of the English version or Turkish version of any provisions of this Agreement, including Clause 13 (Governing Law and Arbitration), the English version of this Agreement shall prevail and questions of interpretation shall be addressed solely in the English language.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 6
CUSTODY TERMS
1.	DEFINITIONS AND INTERPRETATION
1.1	Definitions
Any terms not otherwise defined in the Agreement shall have the following meanings:
“Agent” means any sub-custodian, delegate, nominee, and administrative or other service provider selected and used by the Custodian in connection with carrying out its obligations under the Custody Terms whether or not such person would be deemed an agent under principles of Applicable Law.
“Clearance System” means any clearing house, settlement system, payments system, or depository (including any dematerialised book-entry system or entity that acts as a system for the central handling of Securities in the country where it is incorporated or organised or that acts as a transnational system for the central handling of Securities), whether or not acting in that capacity, or other financial market utility or organised trading facility used in connection with transactions relating to Securities or Cash and any nominee of the foregoing.
“Client” means Turkcell Holding A.Ş.
“Client Money Distribution and Transfer Rules” means Chapter 7A of the FCA’s Client Assets Sourcebook setting out the client money distribution and transfer rules.
“Client Money Rules” means the FCA Rules in relation to client money from time to time.
“Custodian” means the Escrow Agent acting as custodian in accordance with the Custody Terms.
“Custody Account” means the Turkcell Holding Custody Account.
“Custody Asset Rules” means the FCA Rules in relation to custody assets from time to time;
“Custody Instruction” means an instruction substantially in the form set out in Appendix 2 to the Custody Terms and any and all instructions (including approvals, consents and notices) received by the Custodian from, or reasonably believed by the Custodian to be from, the Relevant Authorised Representative(s) of each of the Escrow Parties, including any instructions communicated through any manual or electronic medium or system agreed between the Escrow Parties and the Custodian.
 “Depository Services Fees” means any fees levied or charged to the Custodian by a Clearance System in relation to its provision of clearing and/or depository services in relation to the Securities.
“Dividend Fees” means any fees levied or charged to the Custodian by a Clearance System in relation to the payment, clearing and/or processing of any dividends arising in relation to the Securities.
“FCA” means the Financial Conduct Authority or any regulatory authority that may succeed it as a United Kingdom regulator.
“FCA Rules” means the rules established by the FCA in the FCA’s Handbook of rules and guidance from time to time.

“FSMA” means the Financial Services and Markets Act 2000, as amended by the Financial Services and Markets Act 2012.
“KYC Procedures” means the Custodian’s procedures relating to the verification of the identity and business of its potential and existing clients.
“MIFT” means a manually initiated Instruction to transfer or receive Securities and/or Cash.
1.2	Interpretation
References in these Custody Terms to appendix shall be deemed to be references to the appendices to, and the terms of which shall be incorporated into and form part of, these Custody Terms.
2.	APPOINTMENT OF CUSTODIAN AND ACCEPTANCE
2.1
Appointment of the Custodian.  The Client hereby selects and appoints the Custodian by placing the Client’s signature to the Agreement to which these Custody Terms are scheduled, and the Custodian accepts such appointment to provide services under the Custody Terms.

2.2
Sole Obligation of the Custodian. The Client understands and agrees that: (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citi Organisation; and (ii) the rights of the Client with respect to the Custodian extend only to such Custodian and, except as provided by law, do not extend to any other member of the Citi Organisation.

2.3
FCA Rules. In providing the services contemplated hereunder, the Custodian will comply with the FCA Rules. The Custodian is required to ensure that the provisions set forth in Appendix 1 Part 1 hereto are contained in any agreement with its customers.

References to any FCA Rules or any other legislation under this Agreement are a reference to such rules or legislation as extended, applied, amended or re-enacted and includes any subordinate legislation and in particular any amendment or re-enactment arising from the implementation of the Markets in Financial Instruments Directive (“MiFID”).
3.	REPRESENTATIONS AND WARRANTIES
3.1
General.  Each of the Client and the Custodian hereby represents and warrants at the date the Agreement is entered into, and at the date any custodial service is used or provided, that: (i) it has the legal capacity under its constitutional or organisational documents and authority to enter into and perform its obligations under this Agreement; (ii) it has obtained and is in compliance with all necessary and appropriate consents, approvals and authorisations for the purposes of its entry into and performance of the Agreement; and (iii) its entry into and performance of the Agreement will not violate any applicable law or regulation.

3.2
Client.  The Client represents and warrants at the date this Agreement is entered into, and at the date any custodial service is used, that: (i) it has authority to deliver the Securities in the Custody Account and, if applicable, the Cash in the Custody Cash Account; (ii) there is no claim or encumbrance that will adversely affect any deposit with any Clearance System, delivery of Securities or payment of Cash made in accordance with this Agreement; (iii) except as provided in this Agreement, it has not granted any person a lien, security interest, charge or similar right or claim against Securities or Cash; (iv) it has not relied on any oral or written representation made by the Custodian or any person on its behalf other than those set forth in this Agreement; (v) it will comply in all material respects with all laws applicable to the subject matter of the services provided under this Agreement and its receipt of the services (including, without limitation, governmental and regulatory actions, orders, decrees, regulations or other legal limitations or requirement applicable to the Client including applicable limitations or qualifications in regard to the Client’s investment in any Securities in any country or jurisdiction or otherwise in connection with any Cash or Securities); (vi) it will not use funds or any service or product contemplated by this Agreement, including the Custody Account or the Custody Cash Account, in a manner that could cause or result in a violation by the Custodian or any member of the Citi Organisation of any sanctions administered or enforced by any relevant sanctions authority, including the United States, the European Union, any member state of the European Union and the United Nations; and (vii) neither it nor any of its subsidiaries, nor to the best of its knowledge, any of their directors, officers, employees, agents or affiliates, and no customer for which it is using services under this Agreement is the subject of such sanctions, or is located, organised or resident in a country or territory that is the subject of such sanctions.
3.3
The Client undertakes not to supply to the Custodian any personal data or sensitive data, whether relating to such party, its personnel, customers or other data subjects, except to the extent that the Client is required to provide such information: (i) in order to comply with requests for information made by the Custodian pursuant to its KYC Procedures; or (ii) in connection with Schedule 4 (Authorised Representatives and Call-back Contacts) of the Agreement.

3.4
For the purposes of Section 3.3, “data subject”, “personal data” and “sensitive data” each have the meaning given to them in the EU General Data Protection Regulation and relevant Member State legislation.

4.	ESTABLISHMENT OF ACCOUNTS
4.1
Accounts.  The Client instructs the Custodian to establish and maintain the Custody Account and the Custody Cash Account. The Custodian shall promptly notify the Client if the Custodian does not accept any Securities in the Custody Account or Cash in the Custody Cash Account.

4.2
Cash Held as Banker.  The Custodian, or where applicable a sub-custodian, will hold Cash as banker, as a debt due to the Client, and not as trustee or fiduciary.  As a result, Cash will not be held in accordance with Client Money Rules or similar rules in any jurisdiction and, in the event of the Custodian’s insolvency (or analogous event), the Client may not be entitled to share in any distribution under the Client Money Distribution and Transfer Rules.

4.3	Cash Held by a Sub-Custodian.
4.3.1
In some circumstances applicable law and regulation may require the sub-custodian to establish and maintain the local cash account in the name of the Client rather than in the name of the Custodian. In any such case, the Client hereby authorises the Custodian as agent of the Client, and agrees to confirm and ratify any steps taken by the Custodian, to open a cash account with the relevant sub-custodian in the name of the Client.

4.3.2
Any cash held directly by a sub-custodian on behalf of the Client will be owed by that sub-custodian directly to the Client, and will not be subject to UK or other client money rules or held by the Custodian as banker for the Client. Such cash will be subject to the relevant laws or regulatory rules applicable to the sub-custodian, including the laws and rules of the jurisdiction in which the sub-custodian is located. Notwithstanding the previous sentence, or any other terms of this Agreement, the Custodian agrees that it shall have the same liability to the Client for the cash held with a sub-custodian as if such cash was held for the Client by the Custodian as banker in the relevant market.

4.3.3	Unless otherwise specified in this Agreement, the terms of this Agreement in relation to Custody Cash Accounts shall apply to a cash account held by the Client with a sub-custodian.

4.4
Identification.  The Custodian shall on its records identify the Custody Account and the Custody Cash Account in the manner set out in Clause 3.1 of the Agreement. The Custody Account will indicate that Securities do not belong to the Custodian and are segregated from the Custodian’s assets.

4.5
Acceptance of Securities and Cash.  The Custodian will determine in its reasonable discretion whether to accept: (i) for custody in the Custody Account, Securities of any kind; and (ii) for deposit in the Custody Cash Account, Cash in any currency.

4.6	Securities Segregation.
4.6.1
The Custodian shall identify Securities on its records in a manner so that it is readily apparent the Securities: (i) belong to the Client; (ii) do not belong to the Custodian or any other clients of the Custodian; and (iii) are segregated on the books and records of the Custodian from the Custodian’s and its other clients’ assets. The Custodian intends that Securities will be held in such manner that they should not become available to the insolvency administrator or creditors of the Custodian.

4.6.2
The Custodian may hold Securities with an Agent only where the Agent has been selected and appointed as a sub-custodian. The Custodian shall hold Securities only in an account at the sub-custodian that holds exclusively assets held by the Custodian for the Client and that has been so identified on the books and records of the sub-custodian. The Custodian shall require the sub-custodian to identify on its records in a manner so that it is readily apparent that the Securities: (i) do not belong to the Custodian and are held by the Custodian for and belong to the Client; (ii) do not belong to the sub-custodian or other clients of the sub-custodian; and (iii) are segregated on the books and records of the sub-custodian from the sub-custodian’s and its other clients’ assets. The Custodian shall require each sub-custodian to agree that Securities will not be subject to any right, charge, security interest, lien or claim of any kind in favour of the sub-custodian. Any Securities held with any sub-custodian will be subject only to instructions of the Custodian and any Securities held in a Clearance System for the account of a sub-custodian will be subject only to the instruction of the sub-custodian.

4.6.3
The Custodian shall and shall require any sub-custodian to hold Securities in a Clearance System only in an account that holds assets exclusively belonging to the Client and that has been so identified on the books and records of the Clearance System or that is identified at the Clearance System in the name of a nominee of the Custodian or sub-custodian used exclusively to hold Securities for the Client. In certain markets, the Custodian or its sub-custodian may open an account at a Clearance System in the name of the Client or its customer, as required by the rules of the Clearance System.

4.6.4
The Custodian shall and shall require any sub-custodian to record book-entry Securities or uncertificated Securities settled outside a Clearance System on the books and records of the applicable transfer agent or registrar (or the issuer if none) in a way that identifies that the Securities are being held by the Custodian or its sub-custodian as custodian for the clients and are not assets belonging to the Custodian or the sub-custodian, if applicable.

4.6.5
The Custodian shall and shall require any sub-custodian to hold certificated Securities in registered or bearer form in its vault segregated from certificates held for itself and/or any other clients. If the registered certificates are not registered in the Custodian’s or its sub-custodian’s name (or its nominee name) the Custodian will not be responsible for asset services as provided in Section 8 of the Custody Terms.

4.6.6	The Custodian may hold Securities in the name of a nominee of the Custodian or its sub-custodian or a nominee of the Clearance System as may be required by that Clearance System.

4.6.7
The Custodian shall require that any actions with respect to Securities held for the Client under this Agreement in a Clearance System or in the name of the Custodian, a sub-custodian or any nominee on the books and records of any transfer agent or registrar will be subject only to the instructions of the Custodian or its sub-custodian, if applicable.

4.6.8	The Custodian will not, and shall require that its sub-custodians do not, lend, pledge, hypothecate or re-hypothecate any Securities without the Client’s consent.
5.	SECURITIES AND CASH PROCEDURES
5.1	Account Procedures—Credits and Debits.
5.1.1
The Client shall ensure that it has sufficient Securities or sufficient immediately available Cash in the required currency credited with the Custodian as necessary to effect any Instruction or other delivery or payment required under this Agreement.

5.1.2
The Custodian may, but is not obliged to, credit Cash to the Custody Cash Account before a corresponding and final receipt in cleared funds. The Client acknowledges that the Custodian may at any time before final receipt, or if a Clearance System at any time reverses an applicable credit to the Custodian, reverse all or any part of a credit of Cash to the Client and make an appropriate entry to its records including restatement of the Custody Cash Account and reversing any interest paid.

5.1.3
The Custodian will credit Securities to the Custody Account upon receipt of the Securities by final settlement determined in accordance with the practices of the relevant market.  Final settlement depends on the market confirmation of settlement to the Custodian and may include real time movement with finality, real time movement without finality, or confirmation of settlement but with movement of securities at end of the day. If any Clearance System reverses any credit of Securities (or the Custodian is otherwise obliged to return Securities as a result of a settlement reversed in accordance with market requirements), the Client acknowledges that the Custodian may reverse all or any part of the credit of the Securities to the Custody Account and make an appropriate entry to its records including restatement of the Custody Account.  In the event of any reversal of Securities, the Custodian may reverse any credit of Cash provided to the Client with respect to the Securities, such as distributions or the proceeds of any transaction.

5.1.4	The Custodian shall provide the Client with prompt notice of a reversal of Cash or Securities.
5.1.5
Where notice of a reversal of Cash or Securities has been given and there is insufficient Cash or Securities to satisfy the reversal, the Client shall, as applicable, promptly repay in the applicable currency the amount required to satisfy the deficit in the Custody Cash Account and/or return any Securities to the Custody Account.

5.1.6
If the Custodian has received Instructions (or is authorised under this Agreement to make any delivery or payment without an Instruction) that would result in the delivery of a Security or payment of Cash in any currency exceeding credits to the Client for that Security or Cash, the Custodian may in its discretion, subject to acting consistently with the standard of care in this Agreement: (i) make partial deliveries or payments consistent with market practice; (ii) fulfil a subsequently received Instruction to the extent of then available Securities or Cash held for the Client; or (iii) suspend or delay acting on any Instruction until it receives the required Securities or Cash.  The Custodian shall notify the Client if the Custodian does not act on any Instruction because the Client has insufficient Securities or Cash.

5.1.7	Notwithstanding termination of the Agreement, these Custody Terms or any Instruction, the Custodian may retain such amount of Securities or Cash as is necessary to close out or complete any: (i) Instruction received by the Custodian in accordance with the terms of the Agreement and not revoked; or (ii) other transaction which the Custodian was required or expressly permitted to effect in accordance with the terms of the Agreement (including the Custody Terms) or pursuant to Applicable Law, in each case prior to the date of termination of the Agreement but which has not been settled, closed out or completed as of the date of termination of the Agreement.
5.1.8
The Client will not enforce any payment obligation of the Custodian at or against another branch or affiliate of the Custodian. The Custodian is obliged to pay Cash only in the currency in which the applicable payment obligation is denominated and only in the country in which such Cash is used in connection with Securities received, held or delivered or other services under this Agreement are provided in that country, regardless of whether that currency’s transferability, convertibility or availability has been affected by any law, regulation, decree rule or other governmental or regulatory action. The Client agrees that it may not require the Custodian or any member of the Citi Organisation to substitute a currency for any other currency.

5.2	Instructions
The Custodian shall not act upon any Custody Instruction unless it is signed by the Relevant Authorised Representative(s) of each of the Escrow Parties, save that, in the case of a Custody Instruction to be delivered pursuant to Clause 4.1(c) of the Agreement, the Custodian may act upon such Custody Instruction if it is signed by the Relevant Authorised Representative(s) of the Client only.
6.	RIGHTS OF CUSTODIAN
6.1	The Client shall not grant any person a lien, security interest, charge or similar rights or claims againstSecurities or Cash without the Custodian’s consent.
7.	CLIENT’S COMMUNICATION
7.1	Authority.
7.1.1
The Client authorises the Custodian to accept and act upon any communications, including Instructions and any form or document provided by the Relevant Authorised Representative(s) of each of the Escrow Parties.

7.1.2
Subject to Section 7.1.1 and any authority or restrictions with respect to any Authorised Representative specified in any document received and accepted by the Custodian, the Client confirms that its Relevant Authorised Representative(s) are authorised to perform all lawful acts on behalf of the Client in connection with the Custody Account or Custody Cash Account, Securities or Cash, or otherwise in connection with this Agreement including, but not limited to: (i) opening, closing and operating the Custody Account and/or Custody Cash Account; (ii) signing any agreements, declarations or other documents relating to any Securities or Cash, Custody Account or Custody Cash Account, or service; and (iii) providing any Instruction, until the Custodian has received written notice or other notice acceptable to it of any change of an Authorised Representative in accordance with Clause 5.7 of the Agreement.

7.2
Instructions and Other Client Communications.  The Client and the Custodian shall comply with agreed security procedures intended to establish the origination of the communication and the authority of the person sending any communication, including any Instruction. Depending upon the method of communication used by the Client, the security procedures may constitute one or more of the following measures: unique transaction identifiers, digital signatures, encryption algorithms or other codes, multifactor authentication, user entitlements, schedule validation or such other measures as in use for the communication method by the Client. If the Client sends

Instructions or other communications through S.W.I.F.T. or through any other electronic communications method, the Client and the Custodian agree that the security procedures utilized by such electronic communications method will be the agreed security procedures for the purpose of this Agreement.
7.3
Authentication.  Provided the Custodian complies with the applicable security procedures, the Client agrees that the Custodian will be entitled to treat any communication including any Instruction as having originated from an Authorised Representative and, subject to these Custody Terms, the Custodian may rely and act on that communication as authorised by the Client.

7.4	Errors, Duplication. The Client shall be responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client.
7.5	Account Numbers. The Custodian may act on any Instruction by reference to an account number only, even if an account name is provided.
7.6
Incomplete or Insufficient Instructions.  The Custodian may act on Instructions where the Custodian believes the Instruction contains sufficient information to enable it to act and complies with the other requirements of these Custody Terms. The Custodian may decide not to act on an Instruction where it doubts its contents, authorisation, origination or compliance with any security procedures.

7.7
MIFT.  The Client expressly acknowledges that it is aware that a MIFT increases the risk of error, security, privacy issues and fraudulent activities.  If the Custodian acts on a MIFT and complies with the applicable security procedures, the Client shall be responsible for any costs, losses and other expenses suffered by the Client or the Custodian.

7.8
Business Days.  The Custodian shall accept and act on Instructions or any other communication on Business Days when the Custodian and the relevant market are open for business.  From time to time the Custodian shall notify the Client of the days the Custodian and any applicable market will not be open and the cut-off times for accepting and acting on Instructions or other communications on the days the Custodian is open.

7.9	Notice. The Custodian shall promptly notify the Client and the other Escrow Parties (by telephone if appropriate) if an Instruction is not acted upon for any reason.
7.10	Language. Instructions are to be given in the English language.
7.11
Market practices.  In some securities markets, securities deliveries and payments therefor may not be or are not customarily made simultaneously. Accordingly, notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Custodian may make or accept payment for or delivery of Securities at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market.

8.	ACTIONS BY THE CUSTODIAN AND ASSET SERVICES
8.1
Custodial Duties Requiring Instructions.  The Custodian shall carry out the following actions only upon receipt of and in accordance with specific Instructions in accordance with these Custody Terms: (i) make payment for and/or receive any Securities or deliver or dispose of any Securities except as otherwise specifically provided for in this Agreement; (ii) deal with rights, conversions, options, warrants and other similar interests or any other discretionary corporate action or discretionary right in connection with Securities; and (iii) except as otherwise provided in this

Agreement, carry out any action affecting Securities or the Custody Account or Cash or the Custody Cash Account.
8.2
Non-Discretionary Custodial Duties.  Absent a contrary Instruction, the Client agrees that the Custodian will be authorised to carry out non-discretionary matters in connection with any Instruction or services provided under this Agreement.  Without limiting the authority of the Custodian with regard to non-discretionary matters, the Custodian may carry out the following: (i) in the Client’s name or on its behalf, sign any documents relating to Securities or Cash which may be required: (a) pursuant to an Instruction to obtain any Securities or Cash; or (b) by any tax or other regulatory authority or market practice; (ii) receive and/or credit income, payments and distributions in respect of Securities; (iii) exchange interim or temporary receipts for definitive certificates, and old or over stamped certificates for new certificates; (iv) deposit Securities with any Clearance System as required by law, regulation or market practice; (v) make any payment by debiting any balance credited to the Client as required to effect any Instructions, payment of Taxes or other payment provided in this Agreement; (vi) to the extent any shortage of Securities or Cash occurs in connection with receipt of distributions in regard to any corporate action, make pro rata distributions, allocations, deliveries or credits of received Securities or Cash as consistent with market practice and as it deems fair and equitable; and (vii) any other matters which the Custodian considers reasonably necessary in furtherance of the services provided under this Agreement.

8.3	Notices and Actions Related to Securities.
8.3.1
The Custodian shall promptly notify the Client of all official notices, circulars, reports and announcements (both mandatory and discretionary) in respect of Securities held for the Client received in its capacity as Custodian. With regard to events requiring discretionary action, the Custodian shall advise the Client of the applicable timeframe for taking any action elected by the Client. For the avoidance of doubt the Custodian’s notice obligation does not include notices, circulars, reports and announcements in regard to a class action.

8.3.2
The Custodian will be responsible only for the form, accuracy and content of any notice, circular, report, announcement or other material prepared by the Custodian or its Agent. The Custodian will not be responsible for errors or omissions in notices or information prepared by other persons, including issuers or Clearance Systems, used by the Custodian to provide any notice to the Client or forwarded by the Custodian to the Client.

8.3.3
The Custodian shall act on discretionary matters in accordance with Instructions sent within applicable cut off times. The Client acknowledges that the Custodian will not participate in or take any action concerning any discretionary matter if the Custodian does not receive a timely instruction. Notwithstanding any other provision in this Agreement, the Custodian shall not be required to provide any shareholder voting services, and will assist the Client with shareholder voting only to the extent as specified in Clause 5.9 of the Agreement.

8.3.4
The Client acknowledges that in some markets the Custodian or its Agent may be required to take action in connection with corporate actions (excluding the exercise of voting rights) affecting all Securities of a particular issue for all of its clients in the same way and may not be able to take action in a different way, regardless of any Instruction.

8.4	Taxes.
8.4.1
The Client shall provide the Custodian, from time to time and in a timely manner, with information and proof (copies or originals) as to the Client’s tax status, residence, beneficial ownership or other information as the Custodian reasonably requests in order for the Custodian or any Agent to achieve compliance with the requirements of governmental or regulatory authorities and applicable law. Information and proof may include executed certificates, representations and warranties, or other documentation the Custodian deems necessary or proper to fulfil the requirements of applicable tax authorities.  The Client shall notify the Custodian in writing of any change that affects the Client’s tax status pursuant to any applicable law or regulation, legal, governmental or regulatory authority, or agreement entered into between any two or more governmental authorities (law, regulation and authority, as used in this sentence, may be domestic or foreign), and the Client shall provide the notice within thirty (30) days of that change or any lesser period as stipulated under any applicable law or regulation.
8.4.2
Taxes are the responsibility of the Client and the Client agrees that Taxes shall be paid by the Client. The Custodian will deduct or withhold for or on account of Taxes from any payment to the Client if required by any applicable law including, but not limited to: (i) statute or regulation; (ii) a requirement of any legal, governmental or regulatory authority; or (iii) an agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign).  The Client acknowledges that the Custodian may debit any amount available in any balance held for the Client and apply such Cash in satisfaction of Taxes. The Custodian will timely pay the full amount debited or withheld to the relevant governmental authority in accordance with the applicable law as provided in this Clause.  If any Taxes become payable with respect to any prior credit to the Client by the Custodian, the Client acknowledges that the Custodian may debit any balance held for the Client in satisfaction of such prior Taxes.  The Client shall remain liable for any deficiency and agrees that it shall pay it upon notice from the Custodian or any governmental authority.  If Taxes are paid by the Custodian or any of its affiliates, the Client agrees that it shall promptly reimburse the Custodian for such payment to the extent not covered by withholding from any payment or debited from any balance held for the Client.

8.4.3
In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian will apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided that the Client provides to the Custodian such documentation and information relating to it or its underlying beneficial owner customers as is necessary to secure such tax relief. However, in no event will the Custodian be responsible, or liable, for any Taxes resulting from the inability to secure tax relief, or for the failure of any Client or beneficial owner to obtain the benefit of credits, on the basis of foreign taxes withheld, against any income tax liability.

8.4.4
For the avoidance of doubt, if Taxes are deducted or withheld (by any person or entity) from any payment which is received by the Custodian for the Client in relation to Securities held for the Client by the Custodian, the Custodian shall only be required to pay or credit to the Client the amount actually received and retained by the Custodian in respect of that payment.

9.	CUSTODIAN’S COMMUNICATION, RECORDS AND ACCESS
9.1
Communications and Statements.  The Client agrees that communications, notices and announcements by the Custodian and statements or advices with regard to Securities or Cash may be made available by electronic form only.  The Client shall notify the Custodian promptly in writing of any errors in a statement or advice and in any case within sixty (60) days from the date on which the statement or advice is sent or made available to the Client.  Nothing herein is intended to prevent the Client from notifying the Custodian of any errors or corrections beyond such time; provided, however, that the Custodian will not be responsible for any additional losses caused by such delay in notification.

9.2
Price Information.  The Custodian may, from time to time, provide information on statements or reports showing pricing or values of Securities held for the Client. The Client acknowledges that the Custodian will not be responsible under this Agreement for the pricing or valuation of any

Securities. The Client agrees that the Custodian has no responsibility to independently verify such prices or similar data, and the Custodian has no liability for the availability or accuracy of any price or similar data obtained from any pricing source.
9.3
Access to Records.  The Custodian shall allow the Client and its independent public accountants, advisers, agents or regulators reasonable access to the records of the Custodian relating to Securities or Cash, the Custody Account or the Custody Cash Account, and the controls utilized by the Custodian in connection with the performance of this Agreement as is reasonably required by the Client and at the Client’s expense and shall seek to obtain such access from each Agent and Clearance System.

10.	THIRD PARTIES
10.1	Agents.
10.1.1	The Client agrees that the Custodian is hereby authorised to appoint Agents in connection with the Custodian’s performance of any services under this Agreement.
10.1.2	The Custodian shall not appoint a sub-custodian without reasonable prior written notice to the Escrow Parties.
10.1.3	The Custodian shall exercise due skill, care and diligence in the selection, continued appointment and ongoing monitoring of Agents.
10.2
Other Third Parties.  The Client agrees that the Custodian is hereby authorised to participate in or use: (i) Clearance Systems; and (ii) public utilities, external telecommunications facilities and other common carriers of electronic and other messages, external postal services, and other facilities commonly recognised as market infrastructures in any jurisdiction.  Further, in providing services under this Agreement the Custodian will interact with other third parties whom the Custodian does not select and over which the Custodian exercises no discretion or control, including issuers of Securities, transfer agents or registrars, and the Client’s counterparties or brokers (or their agents). The Client acknowledges that Clearance Systems and such other third parties as described herein are not Agents, and the Custodian has no responsibility for: (a) selecting, appointing or monitoring such third parties; or (b) the performance or credit risks of the third parties.

11.	PERFORMANCE OBLIGATIONS AND LIABILITIES
11.1
Responsibility of the Custodian. The Custodian shall perform, and shall procure that each of its sub-custodians which is a member of the Citi Organisation shall perform, its obligations with due skill, care and diligence as determined in accordance with the standards and practices of a professional custodian for hire in the markets or jurisdictions in which the Custodian performs services under this Agreement and maintains Securities and Cash for the Client, or as applicable in which such sub-custodian provides services to the Custodian to enable the Custodian to perform its services under this Agreement and maintain Securities and Cash for the Client. The Custodian shall be liable for payment to the Client for its direct damages only where the Custodian, or a sub-custodian which is a member of the Citi Organisation or any other Agent, has not satisfied such obligation of due skill, care and diligence.

11.2
Liability of the Client to the Custodian.  The Client agrees to: (i) indemnify the Custodian for all losses, liabilities, claims, debts, actions, costs, damages, Taxes, fees and expenses (including properly incurred legal fees and disbursements) (each referred to as a “Loss”) incurred by the Custodian arising in connection with the Client’s failure to perform any obligation of the Client under the Custody Terms or arising from or in connection with the Custodian’s appointment or performance under the Custody Terms; and (ii) defend and hold the Custodian harmless from or in connection with any Loss imposed on, incurred by, or asserted against the Custodian (directly or through any of its Agents) or otherwise arising in connection with or arising out of any claim, action or proceeding by any third party except any Loss resulting from the Custodian’s or any Agent’s failure to satisfy its obligation of due skill, care and diligence as provided in this Agreement.
11.3
Mitigation of Damages.  Upon the actual knowledge by any party of the occurrence of any event which may cause any loss, damage or expense to the party, the party shall as soon as reasonably practicable: (i) notify the other party of the occurrence of such event; and (ii) use its commercially reasonable efforts to take reasonable steps under the circumstances to mitigate or reduce the effects of such event and to avoid continuing harm to it.

11.4	Shareholders Voting. The Custodian’s only obligation in regard to any matter where the Client may exercise shareholder voting rights is as specified in Clause 5.9 of the Agreement.
11.5
Exclusion of Damages.  The Custodian shall be liable to the Client only for direct damages for any liability arising under these Custody Terms. Under no circumstances shall the Custodian be liable to the Client for special or punitive damages, or indirect, incidental, consequential loss or damage, or any loss of profits, goodwill, business opportunity, business revenue or anticipated savings in relation to this Agreement, whether arising out of breach of contract, tort (including negligence) or otherwise, regardless of whether the relevant loss was foreseeable or the Custodian has been advised of the possibility of such loss or damage, or that such loss was in contemplation of the Custodian.

11.6	Legal Limitations on the Custodian’s Performance.
11.6.1
Performance Subject to Laws.  The Client understands and agrees that the Custodian’s performance of these Custody Terms, including acting on any Instruction, is subject to the laws (including, without limitation, governmental and regulatory actions, orders, decrees, regulations and agreements entered into by the Custodian and any governmental authority or between any two or more governmental authorities, whether domestic or foreign) applicable to the Custodian or a member of the Citi Organisation as a result of the jurisdiction in which it or its parent is organised or located or where the Custodian performs this Agreement, including with respect to the holding of any Securities or Cash, and the rules, operating procedures and practices of any relevant Clearance System, stock exchange or market.

11.6.2
Country Risk.  The Client agrees that it shall bear all risks and expenses associated with investing in Securities or holding Cash denominated in any currency.  The Client acknowledges that the Custodian will not be liable for country specific risks of loss or value or other restrictions resulting from country risk, including the risk of investing and holding Securities and Cash in a particular country or market such as, but not limited to, risks arising from: (i) any Force Majeure Event (as defined in the Agreement); (ii) investment, repatriation or exchange control restriction or nationalization, expropriation or other actions by any governmental authority; (iii) devaluation or revaluation of any currency; (iv) changes in applicable law; and (v) a country’s financial infrastructure and practices including market rules and conditions.

11.6.3
Conformity with Market Practices.  Notwithstanding the Client’s Instruction to deliver Securities against payment or to pay for Securities against delivery, the Client authorises the Custodian to make or accept payment for or delivery of Securities at such time and in such form and manner as complies with relevant local law and practice or with the customs prevailing in the relevant market.

11.6.4
Prevention of Performance. The Custodian shall not be responsible for any loss or damage, or failure to comply or delay in complying with any duty or obligation, under or pursuant to this Agreement arising as a direct or indirect result of any Force Majeure Event or any event where, in the opinion of the Custodian, acting reasonably, performance of any duty or obligation under or pursuant to this Agreement would or may be illegal or would result in the Custodian being in breach of any law, rule, regulation, or any decree, order, award, decision or judgment of any court, or practice, request, direction, notice, announcement or similar action (whether or not having the force of law but with which the Custodian would normally comply) of any relevant government, government agency, regulatory authority, stock exchange or self-regulatory organisation to which the Custodian is subject.  In such case its obligations will be suspended for so long as the Force Majeure Event or other event as aforesaid continues (and, in the case of the Custodian, neither it nor any member of the Citi Organisation shall become liable). The Client agrees that neither the Custodian nor any member of the Citi Organisation is responsible or liable for any action taken to comply with sanctions or government requirements.  Upon the occurrence of any Force Majeure Event, to the extent allowed by applicable law, the Custodian shall inform the Client and shall use its reasonable efforts to minimise the effect of the Force Majeure Event on the Client. The Custodian confirms that it and each Agent maintains and regularly tests disaster recovery plans and contingency back-up services designed to mitigate the effects of any Force Majeure Event and which meet the standards to be expected of an internationally regulated financial institution.

11.6.5
Client’s Reporting Obligations.  The Client agrees that it shall be solely responsible for all filings, tax returns and reports relating to Securities or Cash as may be required by any relevant authority, whether governmental or otherwise.

11.6.6
Capacity of Custodian.  The Client acknowledges that the Custodian is not acting under this Agreement as an investment manager, broker, or investment, legal or tax adviser to the Client.  The Custodian’s duty is solely to act as a custodian in accordance with these Custody Terms.

11.6.7
No Implied Duties.  The Client agrees that the Custodian is responsible for the performance of only those duties set forth in these Custody Terms, including the performance of any Instruction. The Client acknowledges that the Custodian will have no implied duties or obligations except as cannot be excluded by applicable law.

11.6.8
Sole Obligations of the Custodian.  The Client understands and agrees that: (i) the obligations and duties of the Custodian will be performed only by the Custodian and are not obligations or duties of any other member of the Citi Organisation (including any branch or office of the Custodian); and (ii) the rights of the Client with respect to the Custodian extend only to such Custodian and, except as provided by law, do not extend to any other member of the Citi Organisation.

11.6.9
No Liability for Third Parties. The Custodian is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any broker, counterparty or issuer of Securities.

12.	NOT AGENT FOR CLIENT’S CUSTOMERS; CLIENT’S DIRECT LIABILITY.
The Client agrees that it will not be relieved of its obligations as principal as the Client under these Custody Terms where (or if) the Client discloses that it has entered into these Custody Terms as agent, custodian or other representative of another person.  Notwithstanding any requirement that accounts, documentation or agreements, or transactions be effected in the name of any customer of the Client or for any other beneficial owner acting directly or indirectly though the Client, the Client agrees that it shall be responsible as principal for all obligations to the Custodian with regard to such beneficial owner accounts, agreements, or transactions.

13.	CONFLICTS OF INTEREST
13.1
Compliance with Requirements.  The Client acknowledges that the Custodian has arrangements in place to manage conflicts of interest (the “Conflicts Policy”). If the Custodian deems that the arrangements are not sufficient to reasonably prevent risks of damage to the Client, the Custodian shall clearly disclose the general nature and/or the sources of the conflict of interest to the Client before undertaking the relevant business with or for the Client.

13.2
Information.  The Client acknowledges that members of the Citi Organisation including Citibank, N.A. may separately provide services, including advisory, credit, and other financial services, to the Client or to other persons other than as custodian under this Agreement. In connection with those services the Custodian or its Agent may be prohibited by applicable law or by its Conflicts Policy or other policies from disclosing information of which it becomes aware or from accessing any information in relation to those services. As a result, the Client agrees that neither the Custodian nor any member of the Citi Organisation is required or expected to disclose to the Client any non-public information it obtains in the course of providing services other than as Custodian. Also, the Client acknowledges that except as provided in these Custody Terms, the Custodian has no obligation to disclose to the Client any public or non-confidential information it obtains from any source about which relates to any issuer, counterparty or other person, regardless of whether such information relates to any Security held or to be received for the Client.

13.3
Services to Client or the Custodian.  The Custodian may share any fees, profits and non-monetary benefits with any member of the Citi Organisation or other third parties (including a person acting on their behalf) or receive fees, profits and non-monetary benefits from them in respect of the services provided pursuant to this Agreement. The Custodian shall provide details of the nature and amount of any such fees, profits or non-monetary benefits on the Client’s written request.

14.	FEES AND EXPENSES
The Client agrees to pay all Fees to the Custodian in accordance with Clause 10 of the Agreement. In addition, the Client shall pay, on the written request of the Custodian, all Depository Services Fees and Dividend Fees incurred or to be incurred by the Custodian in relation to the Securities. The Client agrees that the Custodian may debit the Custody Cash Account to pay any such Fees, charges and obligations. The Client agrees that all Fees and amounts paid to the Custodian shall be payable without deduction for Taxes, which are the responsibility of the Client and if any deduction for Taxes is required by law in respect of any such payment, the Client shall pay to the Custodian such additional amounts as will ensure the Custodian receives the amount it was due had no such deduction been made.
15.	TERMINATION
15.1	Termination. These Custody Terms shall terminate in accordance with Clause 16.1 of the Agreement and the Custodian shall be discharged from all duties and liabilities hereunder.
15.2
Closure of Custody Account. The Custodian may close any Custody Account or Cash Account as the Custodian reasonably considers necessary for the Custodian or any other member of the Citi Organisation to comply with applicable law in regard to Taxes or other requirements including, but not limited to: (i) statute or regulation; (ii) legal, governmental or regulatory authority; or (iii) agreement entered into by the Custodian and any governmental authority or between any two or more governmental authorities (applicable law as used in this sentence may be domestic or foreign) as provided in this Agreement, provided that the Custodian shall give the Client such notice of such closure as is reasonably practicable and such notice shall constitute a Resignation Notice for the purposes of Clause 9.2 of the Agreement.

15.3
Resignation. Delivery of a notice of replacement or resignation of the Escrow Agent in accordance with Clause 9.1 or 9.2 of the Agreement, as appropriate, shall be deemed a notice terminating these Custody Terms with effect from the Resignation Date. Where Clause 9.1 or 9.2 of the Agreement applies, the Custodian shall comply with Clause 9.3 of the Agreement, as applicable to the Custody Account and Custody Cash Account.

15.4
Effect on Securities and Cash. Where any of Clauses 16.1(b) to 16.1(e) of the Agreement applies, the Custodian shall comply with Clauses 16.4, 16.5 and 16.6 of the Agreement, as applicable to the Custody Account and Custody Cash Account. The Client shall be liable for standard fees for Securities or Cash retained in safekeeping after termination of these Custody Terms.

15.5
Surviving Terms.  The parties agree that the rights and obligations contained in Sections 5.1.2, 5.1.3, 5.1.8, 6. 7.4, 8.4.2, 10 and 11 of these Custody Terms shall survive the termination of this Agreement.

16.	CITI ORGANISATION INVOLVEMENT
The Client agrees and understands that any member of the Citi Organisation can engage as principal or otherwise in any transaction effected by the Client or by any person for its account and benefit, or by or on behalf of any counterparty or issuer.  When instructed to effect any transactions (particularly foreign exchange transactions), the Custodian is entitled to effect any transaction by or with itself or any member of the Citi Organisation and to pay or keep any fee, commissions or compensation as specified in the Client’s Instruction or, if no specification is provided, any charges, fees, commissions or similar payments generally in effect from time to time with regard to such or similar transactions.
17.	MISCELLANEOUS
17.1
Further Information.  The Client agrees to execute further documents and provide to the Custodian all documents and other information reasonably requested by the Custodian in relation to its performance of services under the Custody Terms and its duties and obligations under the Custody Terms in order to assist the Custodian with the requirements of a court, regulator or other legal authority in relation to an applicable market, including providing the identities of the beneficial owners of any Securities or Cash and providing any powers of attorney or similar authority or terms and conditions in relation to any cash account opened with any sub-custodian in the name of the Client or any of its customers to enable or facilitate the opening or operation of such cash account on behalf of the Client for the purpose of the Custody Terms.

17.2
Incorporation of Provisions. The provisions of Clause 7 (Escrow Agent), 10 (Fees and Expenses), 11 (Notices), 12 (General) and 13 (Governing Law and Arbitration) to 15 (Waiver of Sovereign Immunity), and Clause 17 (Language) of the Agreement will have effect as if set out in these Custody Terms mutatis mutandis.

SCHEDULE 10
AGREED PAYMENTS
“First Agreed Payment”	means US$196,443,585.
“Second Agreed Payment”
means an amount equal to the balance of Cash standing to the credit of the TVF BTIH Cash Account on the relevant Payment Date following the First Agreed Payment, plus any interest that has accrued but is yet to be posted to such Cash Account.

“Third Agreed Payment”	means one of the following amounts, as determined by the Payment Date specified in the Payment Instruction:

If the Payment Date is:	Amount of Third Agreed Payment
On or before 15 November 2020	US$333,556,415
16 November 2020	US$333,614,497
17 November 2020	US$333,672,579
18 November 2020	US$333,730,661
19 November 2020	US$333,788,743
20 November 2020	US$333,846,825
21 November 2020	US$333,904,907
22 November 2020	US$333,962,989
23 November 2020	US$334,021,071
24 November 2020	US$334,079,153
25 November 2020	US$334,137,235
26 November 2020	US$334,195,317
27 November 2020	US$334,253,399
28 November 2020	US$334,311,481
29 November 2020	US$334,369,563
30 November 2020	US$334,427,645
1 December 2020	US$334,485,727
2 December 2020	US$334,543,809
3 December 2020	US$334,601,891
4 December 2020	US$334,659,973
5 December 2020	US$334,718,055
6 December 2020	US$334,776,137
7 December 2020	US$334,834,219
8 December 2020	US$334,892,301
9 December 2020	US$334,950,383
10 December 2020	US$335,008,465
11 December 2020	US$335,066,547
12 December 2020	US$335,124,629
13 December 2020	US$335,182,711
14 December 2020	US$335,240,793
15 December 2020	US$335,298,875

16 December 2020	US$335,356,957
17 December 2020	US$335,415,039
18 December 2020	US$335,473,121
19 December 2020	US$335,531,203
20 December 2020	US$335,589,285
21 December 2020	US$335,647,367
22 December 2020	US$335,705,449
23 December 2020	US$335,763,531
24 December 2020	US$335,821,613
25 December 2020	US$335,879,695
26 December 2020	US$335,937,777
27 December 2020	US$335,995,859
28 December 2020	US$336,053,941
29 December 2020	US$336,112,023
30 December 2020	US$336,170,105
31 December 2020	US$336,228,187
1 January 2021	US$336,286,269
2 January 2021	US$336,344,351
3 January 2021	US$336,402,433
4 January 2021	US$336,460,515
5 January 2021	US$336,518,597
6 January 2021	US$336,576,679
7 January 2021	US$336,634,761
8 January 2021	US$336,692,843
9 January 2021	US$336,750,925
10 January 2021	US$336,809,007
11 January 2021	US$336,867,089
12 January 2021	US$336,925,171
13 January 2021	US$336,983,253
14 January 2021	US$337,041,335
15 January 2021	US$337,099,417
“Fourth Agreed Payment”	means one of the following amounts, as determined by the Payment Date specified in the Payment Instruction:

If the Payment Date is:	Amount of Fourth Agreed Payment
On or before 15 November 2020	US$3,543,002
16 November 2020	US$3,484,920
17 November 2020	US$3,426,838
18 November 2020	US$3,368,756
19 November 2020	US$3,310,674
20 November 2020	US$3,252,592
21 November 2020	US$3,194,510
22 November 2020	US$3,136,428

23 November 2020	US$3,078,346
24 November 2020	US$3,020,264
25 November 2020	US$2,962,182
26 November 2020	US$2,904,100
27 November 2020	US$2,846,018
28 November 2020	US$2,787,936
29 November 2020	US$2,729,854
30 November 2020	US$2,671,772
1 December 2020	US$2,613,690
2 December 2020	US$2,555,608
3 December 2020	US$2,497,526
4 December 2020	US$2,439,444
5 December 2020	US$2,381,362
6 December 2020	US$2,323,280
7 December 2020	US$2,265,198
8 December 2020	US$2,207,116
9 December 2020	US$2,149,034
10 December 2020	US$2,090,952
11 December 2020	US$2,032,870
12 December 2020	US$1,974,788
13 December 2020	US$1,916,706
14 December 2020	US$1,858,624
15 December 2020	US$1,800,542
16 December 2020	US$1,742,460
17 December 2020	US$1,684,378
18 December 2020	US$1,626,296
19 December 2020	US$1,568,214
20 December 2020	US$1,510,132
21 December 2020	US$1,452,050
22 December 2020	US$1,393,968
23 December 2020	US$1,335,886
24 December 2020	US$1,277,804
25 December 2020	US$1,219,722
26 December 2020	US$1,161,640
27 December 2020	US$1,103,558
28 December 2020	US$1,045,476
29 December 2020	US$987,394
30 December 2020	US$929,312
31 December 2020	US$871,230
1 January 2021	US$813,148
2 January 2021	US$755,066
3 January 2021	US$696,984
4 January 2021	US$638,902

5 January 2021	US$580,820
6 January 2021	US$522,738
7 January 2021	US$464,656
8 January 2021	US$406,574
9 January 2021	US$348,492
10 January 2021	US$290,410
11 January 2021	US$232,328
12 January 2021	US$174,246
13 January 2021	US$116,164
14 January 2021	US$58,082
15 January 2021	US$0

“Fifth Agreed Payment”
means an amount equal to the balance of Cash standing to the credit of the IMTIS Holdings Cash Account on the relevant Payment Date following the Third Agreed Payment and the Fourth Agreement Payment, plus any interest that has accrued but is yet to be posted to such Cash Account.

“Sixth Agreed Payment”
means an amount equal to the balance of Cash standing to the credit of the Turkcell Holding Cash Account on the relevant Payment Date, plus any interest that has accrued but is yet to be posted to such Cash Account.

ALFA TELECOM TURKEY LIMITED

By:	/s/ Maxime Nino
Name: Maxime Nino
Title: Director

[Escrow Agreement Signature Page]

IMTIS HOLDINGS S.À R.L.

By:	/s/ Nathan Scott Fine
Name: Nathan Scott Fine
Title: Manager

[Escrow Agreement Signature Page]

TELIA FINLAND OYJ

By:	/s/ Jan Andreas Christian Ekström
Name: Jan Andreas Christian Ekström
Title: Authorised Signatory

[Escrow Agreement Signature Page]

TVF BİLGİ TEKNOLOJİLERİ İLETİŞİM HİZMETLERİ YATIRIM SANAYİ VE TİCARET A.Ş.

By: /s/ Zafer Sönmez Name: Zafer Sönmez Title: Authorised Signatory	By: /s/ Çağatay Abraş Name: Çağatay Abraş Title: Authorised Signatory

[Escrow Agreement Signature Page]

CUKUROVA TELECOM HOLDINGS LIMITED

By: /s/ Sally Price Name: Sally Pryce Title: Director	By: /s/ Hasan Tuvan Yalım Name: Hasan Tuvan Yalım Title: Director

[Escrow Agreement Signature Page]

TURKCELL HOLDING A.Ş.

By: /s/ Christopher James Powell Name: Christopher James Powell Title: Director	By: /s/ Hasan Tuvan Yalım Name: Hasan Tuvan Yalım Title: Director

By:	/s/ Telia Resurs AB
Name: Telia Resurs AB
(represented by Gustav Jonas Markus Bengtsson)
Title: Director

[Escrow Agreement Signature Page]

CITIBANK, N.A., LONDON BRANCH

By:	/s/ Les Hayes
Name: Les Hayes
Title: Authorised Signatory

[Escrow Agreement Signature Page]